EXHIBIT  10.






                            ASSET PURCHASE AGREEMENT


                                     between


                             BEST PRODUCTS CO., INC.

                                                       Seller,

                                       and


                        JUBILEE LIMITED PARTNERSHIP III,
                         BERNSTEIN FINANCIAL GROUP, LLC,
                           ALCO CAPITAL GROUP, INC and
                              THE NASSI GROUP, LLC

                                                       Buyer.








                          Dated as of October 29, 1996


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                                TABLE OF CONTENTS


                                                                            Page


PRELIMINARY STATEMENT........................................................  1

ARTICLE 1

DEFINITIONS..................................................................  1
  1.1 Definitions............................................................  1
  1.2 Rules of Construction..................................................  6

ARTICLE 2

STORE CLOSINGS; PURCHASE AND SALE............................................  6
  2.1 Store Closing Sales....................................................  6
  2.2 Purchase and Sale of Assets............................................  6
  2.3 Excluded Assets........................................................  7
  2.4 Liabilities............................................................  8

ARTICLE 3

PURCHASE PRICE; ADJUSTMENT...................................................  8
  3.1 Purchase Price.........................................................  8
  3.2 Inventory..............................................................  9
      3.2.1  Inventory Count.................................................  9
      3.2.2  Book Value of the Inventory..................................... 10
  3.3 Adjustments to the Cash Consideration.................................. 10
      3.3.1  Initial Sales Agreement......................................... 10
      3.3.2  Deviation from Projected Book Value of the Assets............... 11
      3.3.3  Escrow and Post-Closing Adjustments............................. 12
      3.3.4  Failure to Transfer Assets...................................... 12

ARTICLE 4

                        CLOSING.............................................. 12
  4.1 Place and Time......................................................... 12
  4.2 Deliveries by Seller................................................... 13
  4.3 Deliveries by Buyer.................................................... 13

                                       i
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ARTICLE 5

STORE CLOSING SALES AND OTHER SALES; OPTION LEASES; PERSONALTY LEASES........ 14
  5.1  (a) Store Closing Sales............................................... 14
       (b) Option Period; Closing Period..................................... 14
  5.2  Assignment of Option Leases........................................... 14
  5.3  Payment of Rent and Other Expenses Relating to Option Leases.......... 16
  5.4  Extension Order....................................................... 18
  5.5  Prosecution, Defense and Settlement of Rejection Claims; Mediation.... 18
  6.1  Owned Stores.......................................................... 19
       6.1.1 Use of Owned Stores............................................. 19
       6.1.2 Relief from Stay................................................ 20
  6.2  Headquarters.......................................................... 20

ARTICLE 7

REPRESENTATIONS AND WARRANTIES OF SELLER..................................... 20
  7.1  Organization, Power, Standing and Qualifications...................... 20
  7.2  Due Authorization..................................................... 21
  7.3  Non-Contravention..................................................... 21
  7.4  Real Property......................................................... 21
  7.5  Brokers and Finders Fees.............................................. 21
  7.6  Full Disclosure....................................................... 21

ARTICLE 8

REPRESENTATIONS AND WARRANTIES OF BUYER...................................... 22
  8.1  Organization, Power, Standing and Qualifications...................... 22
  8.2  Due Authorization..................................................... 22
  8.3  Non-Contravention..................................................... 22
  8.4  Brokers and Finders Fees.............................................. 22
  8.5  Full Disclosure....................................................... 23
  8.6     23
  8.7     23

                                   ii
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ARTICLE 9

TRANSACTIONS AND CONDUCT OF BUSINESS PENDING CLOSING......................... 23
  9.1 Thanksgiving Advertising............................................... 23
  9.2 Encumbrance of Assets; Avoidance of Liabilities........................ 24
  9.3 Maintenance of Insurance............................................... 24
  9.4 Maintenance of Financial Records....................................... 24
  9.5 Access................................................................. 24
  9.6 Certain Dispositions................................................... 24
  9.7 Notices...............................................................  24

ARTICLE 10

CONDITIONS TO BUYER'S OBLIGATION............................................. 25
  10.1 Representations and Warranties True as of Closing..................... 25
  10.2 Compliance with this Agreement........................................ 25
  10.3 Payment............................................................... 25
  10.4 Deliveries............................................................ 25
  10.5 No Stay............................................................... 25
  10.6 Consents and Approvals................................................ 25
  10.7 Bankruptcy Court Orders............................................... 25
  10.8 Advertising and In-Store Promotions................................... 26

ARTICLE 11

CONDITIONS TO SELLER'S OBLIGATION............................................ 27
  11.1 Representations and Warranties True as of Closing..................... 27
  11.2 Compliance with Agreement............................................. 27
  11.3 Payment............................................................... 27
  11.4 Deliveries............................................................ 27
  11.5 Consents and Approval................................................. 27
  11.6 Bankruptcy Court Orders............................................... 27

ARTICLE 12

CERTAIN TRANSACTIONS AND OBLIGATIONS SUBSEQUENT TO CLOSING................... 27
  12.1 Further Assurance of Cooperation...................................... 27
  12.2 [Intentionally Deleted.].............................................. 28
  12.3 Seller's Retention of Employee Liabilities............................ 28
  12.4 [Intentionally Deleted.].............................................. 28
  12.5 Tax Matters........................................................... 28
  12.6 Bankruptcy Court Orders............................................... 28
  12.7 Guaranty.............................................................  29
  12.8 Additional Deliveries................................................. 29

                                  iii
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ARTICLE 13

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; TERMINATION.................... 30
  13.1  Survival of Representations.......................................... 30
  13.2  Indemnification by Seller............................................ 30
  13.3  Indemnification by Buyer............................................. 30
  13.4  Conditions of Indemnification........................................ 31
  13.5  No Setoff............................................................ 32
  13.6  [Intentionally Deleted............................................... 32
  13.7  Remedies Cumulative.................................................. 32
  13.8  Expenses............................................................. 32
  13.9  Press Releases....................................................... 32
  13.10 Contents of Agreements............................................... 32
  13.11 Assignment and Binding Effect........................................ 32
  13.12 Waiver............................................................... 32
  13.13 Outside Dates........................................................ 33
  13.14 Termination.......................................................... 34
  13.15 Notices.............................................................. 34
  13.16 [Intentionally Deleted............................................... 35
  13.17 Severability......................................................... 35
  13.18 Governing Law; Submission to Jurisdiction............................ 36
  13.19 No Benefit to Others................................................. 36
  13.20 Section Headings..................................................... 36
  13.21 Schedules and Exhibits............................................... 36
  13.22 Counterparts......................................................... 36
  13.23 Trial by Jury........................................................ 36
  13.24 Preparation of this Agreement........................................ 36


                                   iv
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Exhibits

Exhibit A        -- Addendum                            Filed with this report.

Exhibit 3.3.1(1) -- Initial Sales Agreement             Filed previously.

Exhibit 4.3(c)   -- Guaranty                            Filed with this report.


Schedules

Schedule 1.1(1)  -- List of Best Stores                 Available upon request.

Schedule 1.1(2)  -- List of Non-operating Stores        Available upon request.

Schedule 2.2(i)  -- Additional Assets                   Available upon request.

Schedule 2.2(h)  -- Conveyed Real Property              Available upon request.

Schedule 2.2(j)  -- List of Excluded Assets             Available upon request.

Schedule 3.3.1(1)-- Adjustment to Cash Consideration    Filed with this report.

Schedule 3.3.2   -- Asset Adjustment Schedule           Filed with this report.

Schedule 5.3.1   -- Monthly Payments for Option Leases  Available upon request.

Schedule 6.1     -- List of Owned Stores                Available upon request.

Schedule 6.2     -- Administrative Services             Filed with this report.

Schedule 7.1     -- Seller's Organization               Available upon request.

Schedule 7.3     -- Seller's Non-Contravention          Available upon request.

Schedule 7.4     -- List of Option Leases               Available upon request.

Schedule 9.2     -- Encumbrance of Assets               Available upon request.

                                    AGREEMENT


     AGREEMENT made as of the 29th day of October 1996, by and between BEST PRODUCTS CO., INC., a Virginia corporation, as debtor and debtor in possession ("Seller"), and Jubilee Limited Partnership III, an Ohio limited partnership ("Jubilee"), Bernstein Financial Group, LLC, a Delaware limited liability company ("Bernstein"), Alco Capital Group, Inc., a Delaware corporation ("Alco") and The Nassi Group, LLC, a California limited liability company ("Nassi" and together with Jubilee, Bernstein and Alco, "Buyer").


                              PRELIMINARY STATEMENT

     A. Seller is a specialty retailer operating (i) large retail stores located throughout the United States, which sell category-dominant assortments of fine jewelry and watches and nationally advertised brand name merchandise, including home furnishings, houseware/tabletop, and electronics, (ii) shopping mall based jewelry stores, and (iii) certain distribution centers relating to the foregoing (the "Business").

     B. Seller commenced a case under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code") in the United States Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court") on September 24, 1996, which case is stylized as Case No. 96-35267-T (the "Bankruptcy Case").

     C. Attached hereto as Exhibit A is the Store Closing Addendum (the "Addendum") containing further terms and conditions relative to Store Closings Sales (as hereinafter defined).

     D. Upon the terms and subject to the conditions set forth herein, Seller desires to sell, and Buyer desires to purchase, certain assets of Seller in accordance with, inter alia, sections 105, 363, 365 and 1146(c) of the Bankruptcy Code and the applicable Federal Rules of Bankruptcy Procedure.

     NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties herein contained, it is hereby agreed as follows:


                                       2

                                   DEFINITIONS

     2.1 Definitions. For purposes of this Agreement, the following terms have the meanings specified or referred to in this Article 1.

     "365 Order" shall have the meaning set forth in Section 12.6(a).

     "1146(c) Order" shall have the meaning set forth in Section 12.6(b).

     "Addendum" shall have the meaning set forth in the Preliminary Statement to this Agreement.

     "Adjustment Amount" shall have the meaning set forth in Section 3.3.3.

     "Alco" shall have the meaning set forth in the Preamble to this Agreement.

     "Approval Order" shall have the meaning set forth in Section 10.7(a).

     "Assets" shall have the meaning set forth in Section 2.2.

     "Asset Adjustment Schedule" shall have the meaning set forth in Section 3.3.2.

     "Bankruptcy Case" shall have the meaning set forth in the Preliminary Statement to this Agreement.

     "Bankruptcy Code" shall have the meaning set forth in the Preliminary Statement to this Agreement.

     "Bankruptcy Court" shall have the meaning set forth in the Preliminary Statement to this Agreement.

     "Bernstein" shall have the meaning set forth in the Preamble to this Agreement.

     "Best Stock" shall have the meaning set forth in Section 8.7.

     "Best Stores" shall mean all of Seller's leased and owned store locations, jewelry stores and leased and owned distribution centers, other than the Las Vegas, Seattle and Denver warehouses, as set forth in Schedule 1.1(1), including the Non-Operating Stores.

     "Book Value of the Inventory" shall have the meaning set forth in Section
3.2.2. "Business" shall have the meaning set forth in the Preliminary Statement to this Agreement.

     "Business Day" shall mean any day that is not a Saturday, Sunday or day on which banks located in the City of New York are authorized or required to be closed.

     "Buyer" shall have the meaning set forth in the Preamble to this Agreement.

     "Buyer Group" shall have the meaning set forth in Section 13.2.

     "Cash Consideration" shall have the meaning set forth in Section 3.1(a).

     "Cash Consideration Escrow Agreement" shall have the meaning set forth in
Section 3.3.3.

     "Closing" shall have the meaning set forth in Section 4.1.

     "Closing Period" shall have the meaning set forth in Section 2.1.

     "Closing Statement" shall have the meaning set forth in Section 3.3.2(a).

     "Closing Stores" shall have the meaning set forth in Section 2.1.

     "Conveyed Real Property" shall have the meaning set forth in Section
2.1(l).

     "Damages" shall have the meaning set forth in Section 13.2.

     "Due Diligence Fee" shall mean the fee in the amount of up to Nine Hundred Thousand Dollars ($900,000) payable by Seller to SBA, as approved by the Bankruptcy Court subject to and in accordance with the terms of the Initial Order.

     "Encumbrance" shall mean any security interest, mortgage, lien, charge, claim, right, interest, violation, hypothecation, pledge, equity, encumbrance or restriction of any kind against Seller (other than those created by Buyer or as a result of any act of Buyer) including, but not limited to, any restriction on the use, voting, transfer, receipt of income or other exercise of any attribute of ownership and any claims or liens with respect to Taxes (including Sales Taxes and other Transfer Taxes, other than Transfer Taxes in respect of the transactions contemplated hereby).

     "Extension Order" shall have the meaning set forth in Section 5.9.

     "Excluded Assets" shall have the meaning set forth in Section 2.3.

     "Final Order" shall mean an order of the Bankruptcy Court or a court of competent jurisdiction that may hear appeals from the Bankruptcy Court which order is no longer subject to the imposition of any stay pending rehearing, appeal or any other stay, or subject to review, reversal, modification or attack by rehearing, appeal, review or writ of certiorari.

     "Government Body" shall mean any domestic or foreign national, state, commonwealth, district, territory, municipality or other local government or multi-national body, any subdivision, instrumentality, agency, commission or authority of any of the foregoing, or any quasi-governmental or private body exercising any regulatory or taxing authority thereunder.

     "Guaranty" shall mean the Guaranty between Buyer and Seller, substantially in the form attached hereto as Exhibit 4.3(c).

     "Guaranty Fee" shall have the meaning set forth in Section 4.2(a).

     "Headquarters" shall have the meaning set forth in Section 6.2.

     "Indemnification Letter of Credit" shall have the meaning set forth in
Section 13.3.

     "Indemnified Party" shall have the meaning set forth in Section 13.4.

     "Indemnifying Party" shall have the meaning set forth in Section 13.4.

     "Initial Order" shall have the meaning set forth in Section 3.3.1.

     "Initial Sales" shall have the meaning set forth in Section 3.3.1.

     "Initial Sales Agreement" shall have the meaning set forth in Section
3.3.1.

     "Initial Stores" shall have the meaning set forth in Section 3.3.1.

     "Inventory" shall have the meaning set forth in Section 2.2(c).

     "Inventory Count" shall have the meaning set forth in Section 3.2.1.

     "Inventory Service" shall have the meaning set forth in Section 3.2.1.

     "Jubilee" shall have the meaning set forth in the Preamble to this Agreement.

     "Last Saturday" shall have the meaning set forth in Section 5.3.1.

     "Leased Property Payments" shall have the meaning set forth in Section
5.3.1.

     "Nassi" shall have the meaning set forth in the Preamble to this Agreement.

     "Non-Operating Stores" shall mean those Best Stores set forth on Schedule 1.1(2), which Best Stores are not currently operating and open for business.

     "Option Lease" shall have the meaning set forth in Section 5.1(b).

     "Option Period" shall have the meaning set forth in Section 5.1(b).

     "Owned Stores" shall have the meaning set forth in Section 6.1.1.

     "Person" shall mean any individual, corporation, partnership, joint venture, trust, association, unincorporated organization, other entity or Government Body.

     "Per Store Rent" shall have the meaning set forth in Section 6.1.1.

     "Personalty Leases" shall mean the personalty covered by all of Seller's furniture, fixture, computer and equipment leases and executory contracts, including any software licenses with respect to Seller's computers and computer systems, of Seller of any nature including service contracts and any other executory contracts of any nature, located in the Closing Stores.

     "Sales Taxes" shall mean all sales, excise or use taxes attributable to the sale of the Inventory.

     "SBA" shall mean Schottenstein Bernstein Capital Group, LLC, a Delaware limited liability company, and Alco.

     "Seller" shall have the meaning set forth in the Preamble to this Agreement.

     "Seller Employees" shall have the meaning set forth in Section 12.3.

     "Store Closing Sales" shall have the meaning set forth in Section 2.1.

     "Taxes" shall mean all taxes, charges, fees, levies, interest, penalties, additions to tax or other assessments, including, but not limited to, income, excise, property, sales, use, value added and franchise taxes and custom duties, imposed by any Government Body.

     "Tax Returns" shall mean any return, report, information report or other document (including any related or supporting information) filed or required to be filed with any Government Body in connection with the determination, assessment or collection of any Taxes or the administration of any laws, regulations or administrative requirements relating to any Taxes.

     "Transfer Taxes" shall mean all sales (including, without limitation, bulk sales), use, transfer, recording, ad valorem and other similar Taxes and fees.

     "Unassumed Liabilities" shall have the meaning set forth in Section 2.3.

     "WARN" shall have the meaning set forth in Section 12.3.

     2.2 Rules of Construction. Any reference in this Agreement to a Section, Article, Schedule or Exhibit shall be deemed to be a reference to the Sections, Articles, Schedules and Exhibits included or attached to this Agreement. For purposes of this Agreement (i) the terms "include" and "including" shall be without limitation, regardless of whether or not specifically stated herein,
(ii) singular terms shall include the plural, and (iii) the terms "herein," "hereunder" and "hereof" shall mean under this Agreement.


                                        3

                        STORE CLOSINGS; PURCHASE AND SALE

                        3.1 Store Closing Sales. Promptly after the Bankruptcy Court enters the Approval Order, and subject to the terms of this Agreement, through and including the close of business on Friday, February 28, 1997 (the "Closing Period"), Buyer shall, with respect to the Best Stores listed on Exhibit A to the Addendum (the "Closing Stores"), conduct Store Closing Sales (as defined in the Addendum) as Seller's agent as more fully set forth in the Addendum.

                        3.2 Purchase and Sale of Assets. Upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller at the Closing, free and clear of any and all Encumbrances, all right, title and interest of Seller in and to all of the following assets and properties of Seller (the "Assets"), which Assets shall not include the Excluded
Assets:

     (a) all tangible personal property owned by Seller, including, without limitation, all furniture, fixtures, computers, equipment and supplies;

     (b) those Option Leases assumed by Seller and assigned to Buyer or a third party designated pursuant to Sections 5.2 and 5.3;

     (c) the right to the proceeds from the sale of all inventory owned by Seller, letter of credit inventory and on-order inventory, except for inventory that is the subject of the Initial Order and the Initial Sales Agreement (the "Inventory");

     (d) all manufacturers and third-party warranties or guarantees in respect of any item of property falling within the scope of the Assets and all indemnification rights against third parties related to the Assets to the extent legally transferable;

     (e) all accounts receivable of the Seller;

     (f) all cash and cash equivalents of Seller (other than cash received or to be received under the Initial Sales Agreement and the Cash Consideration);

     (g) all rights and benefits of Seller in and to all prepayments, deposits and refunds;

     (h) the real property described on Schedule 2.2(h), ("Conveyed Real Property"); and

     (i) all other assets listed on Schedule 2.2(i).

     3.3 Excluded Assets. Notwithstanding anything to the contrary contained in
Section 2.2, Seller is not selling, assigning, transferring or conveying to Buyer the following (collectively the "Excluded Assets"):

     (a) the Seller's owned real property (other than the Conveyed Real
Property);

     (b) the Personalty Leases;

     (c) those Option Leases not assumed by Seller and assigned to Buyer or a third party designated by Buyer pursuant to Sections 5.2 and 5.3;

     (d) causes of action under sections 509, 510, 542 through and including 550, 552 and 553 of the Bankruptcy Code and all defenses, counterclaims, cross-claims and third party claims arising under applicable law;

     (e) the capital stock, the corporate minute books, seal, stock record book and stock transfer records, stock certificates, treasury stock, certificate of incorporation and by-laws of Seller and any subsidiary of Seller;

     (f) all right, title and interest in the patents, tradenames, service marks, logos, all other names and marks owned or used by the Seller and all other intellectual property of any nature owned or used by Seller, except as otherwise provided in the Addendum.

     (g) all files, financial information, contracts or other documentation and books and records in whatever form (including, without limitation, computer records, operating systems and data bases) of Seller wherever located; provided, however, that documents shall be furnished to Buyer for its inspection and copying (at Buyer's expense) upon written request by Buyer;

     (h) all licenses (including any software licenses with respect to Seller's computers and computer system), permits, and authorizations which have been issued or are pending to Seller relating to the Seller, the Business or the Assets and all other consents, grants and other rights that are used for the lawful ownership and operation of the Business or the Assets;

     (i) all goodwill associated with the Seller, the Assets or the Business;

     (j) the excluded assets listed on Schedule 2.2(j) attached hereto;

     (k) all proceeds from the sale or other disposition of the Excluded Assets;

     (l) all post-petition utility deposits; and

     (m) all other assets of Seller of every kind and nature, wherever located, that are not specifically listed in Section 2.2.

     3.4 Liabilities. Except as expressly assumed by Buyer hereunder, all claims against Seller and all liabilities and other obligations of any nature of Seller attributable to, accrued or incurred in connection with the Assets or the Business prior to the Closing, including, without limitation, claims or liabilities or other obligations of any nature that may arise (i) under any environmental law, rule or regulation or with respect to any environmental condition existing at any Best Store as of the Closing, (ii) with respect to any Seller employee benefit plans and Seller's Employees, including any liabilities or obligations under WARN, (iii) with respect to Taxes (including, without limitation, Sales Taxes and other Transfer Taxes other than any Transfer Taxes in respect of the transactions contemplated hereby) attributable to, accrued or incurred for all periods up to and including the Closing, and (iv) any trade payables (including, without limitation, occupancy costs) shall remain with Seller and shall not be transferred to Buyer (the "Unassumed Liabilities"). Seller shall indemnify Buyer and hold Buyer harmless in respect of all Unassumed Liabilities, and Seller hereby acknowledges and agrees that any such indemnification obligation, if allowed by the Bankruptcy Court, shall be treated as an administrative claim, entitled to priority in Seller's Bankruptcy Case, pursuant to sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code. Such administrative claim shall be paid promptly following allowance of the same by the Bankruptcy Court without the need to wait until confirmation of a chapter 11 plan for Seller or any other event in the Bankruptcy Case at such time and if authorized by the Bankruptcy Court. Any liabilities incurred by Buyer after the Closing, including those related to the Assets and the Store Closing Sales, shall be liabilities of Buyer.

                           PURCHASE PRICE; ADJUSTMENT

     4.1 Purchase Price. Subject to Section 3.3, as payment in full for Buyer's right to conduct the Store Closing Sales and the Assets to be transferred to Buyer pursuant to Section 2.2, Buyer agrees, subject to the terms, conditions and limitations set forth in this Agreement, to deliver at the Closing, to and for the account of Seller, Four Hundred Ten Million Dollars ($410,000,000) in cash (the "Cash Consideration"), subject to adjustment as provided for in
Section 3.3, to be paid, by wire transfer of immediately available funds to an account designated by Seller prior to Closing, at Closing in accordance with and in the manner set forth in Section 4.3.

     4.2 Inventory.

     4.2.1 Inventory Count. Immediately following the entry of the Approval Order, Seller and Buyer shall cause to be taken an "SKU" physical inventory (the "Inventory Count") of all Inventory located in the Closing Stores and at Seller's distribution centers in Ashland, Virginia and Richmond, Virginia and at Seller's jewelry office in New York, New York. Each such Closing Store and distribution center and the New York jewelry office shall be closed while the Inventory Count for such Closing Store and distribution center and the New York jewelry office is in progress. The Inventory Count shall be completed at all of the Closing Stores and distribution centers and the New York jewelry office no later than five (5) calendar days after the entry of the Approval Order, time being of the essence. The Closing with respect to each Closing Store and the payment of the Cash Consideration in respect of the Inventory located in such Closing Store and distribution centers and the New York jewelry office shall occur on the next Business Day following the completion of the Inventory Count for each Closing Store and distribution centers and the New York jewelry office. The Inventory Count shall be taken by RGIS and/or another independent inventory service designated jointly by Seller and Buyer (the "Inventory Service"). The cost of the Inventory Service shall be paid equally by Seller and Buyer. Once the Inventory Count commences in any Closing Store and until the completion of the Inventory Count in such Closing Store, neither Seller nor Buyer shall enter such Closing Store without each having a representative present; provided, however, that, until the completion of the Inventory Count, Buyer and Seller shall each be entitled to enter any Closing Store at any time after providing prior notice to the other party in the event of an emergency at such store. The instructions to be delivered to the Inventory Service with respect to the conduct of the Inventory Count shall be mutually agreed upon by Buyer and Seller five days prior to Closing and delivered to the Inventory Service promptly following such agreement. From and after the completion of the Inventory Count in each Closing Store, Buyer shall conduct Store Closing Sales in such Closing Store, as Seller's agent. Upon full payment of the Cash Consideration and the Expenses of Sale (as defined in the Addendum), Buyer shall have the right to retain, as its sole and exclusive property, free and clear of Encumbrances, all proceeds with respect to such Store Closing Sales. Buyer shall receive the benefit of all Store Closing Sales conducted in each Closing Store from and after the completion of the Inventory Count with respect to such Closing Store, and Buyer shall be responsible for those expenses, for which Buyer is responsible under the terms of this Agreement and the Addendum, that are attributable to the Closing Stores from and after the entry of the Approval Order. In order to facilitate the Inventory Count, immediately following the execution of this Agreement by Seller and Buyer, Seller agrees to make its SKU and pricing data files and related computer hardware and software available to the Buyer and the Inventory Service. The Inventory Service shall be additionally instructed by Buyer and Seller to prepare and deliver to Buyer and Seller, immediately upon completion of the Inventory Count at each Closing Store, the final certified report of Inventory Count for each Closing Store.

     4.2.2 Book Value of the Inventory. Promptly (and in no event later than ten
(10) calendar days) following the day on which the Inventory Service shall have delivered the final report of Inventory Count, taken in accordance with Section 3.2.1, to Seller and Buyer, Seller and Buyer shall jointly calculate and agree on the book value of the Inventory at cost (the "Book Value of the Inventory"), which Book Value of the Inventory shall be equal to (A) the cost of the Inventory based on the Inventory Count, minus (B) valuation reserves (other than relating to shrink) calculated in accordance with Seller's past practices, plus
(C) capitalized freight calculated in accordance with Seller's past practices. In the event that Buyer and Seller mutually agree to use "gross rings" as provided for in the Addendum, then the cost of the Inventory based on the Inventory Count shall be supplemented for gross rings as calculated in accordance with the last sentence of Section 13.13. Buyer and Seller shall rely on Seller's existing books and records and computer system (in whatever form, including but not limited to computer software or any other computer format) for the purpose of determining the Book Value of the Inventory. If Seller and Buyer shall disagree as to the application of Seller's historical practices in determining the Book Value of the Inventory and are unable to reach an agreement regarding the same on or prior to the expiration of the second (2nd) Business Day following the delivery of the Inventory Count by the Inventory Service, the disagreement shall be presented to a "Big Six" accounting firm, to be mutually selected by Buyer and Seller, on the next day for a decision that shall be rendered by such accounting firm within five (5) Business Days thereafter and shall be final and binding upon each of the parties. The fees, costs and expenses incurred in connection therewith shall be shared mutually by Buyer and Seller.

     4.3 Adjustments to the Cash Consideration. Consideration

     4.3.1 Initial Sales Agreement. Pursuant to a letter agreement, dated as of October 10, 1996 between SBA and Seller (the "Initial Sales Agreement"), a copy of which is attached hereto as Exhibit 3.3.1(1), which agreement was approved, as modified, pursuant to an order (the "Initial Order") of the Bankruptcy Court dated October 21, 1996 (and in which agreement Nassi was subsequently admitted as a participant), SBA agreed to conduct store closing sales (the "Initial Sales") in the eighty-one (81) stores listed on Exhibit A to the Initial Sales Agreement (the "Initial Stores") and to pay to Seller the net proceeds set forth in the Initial Sales Agreement, which net proceeds shall be agreed upon by Buyer and Seller no later than five (5) days prior to Closing. The Cash Consideration shall be (i) reduced by an amount equal to the net proceeds to be paid to Seller pursuant to the Initial Sales Agreement prior to the increase in the Guaranteed Amount (as defined in the Initial Sales Agreement) from 85.15% to 91.30% as a result of competitive bidding at the hearing before the Bankruptcy Court with respect to the motion for approval of the Initial Sales Agreement, (ii) increased by the total amount of expenses incurred by Seller in connection with the Initial Sales Agreement, each of which amounts in (i) and (ii) shall be determined in accordance with Schedule 3.3.1(1) hereto, and (iii) further adjusted in accordance with the provisions set forth below in this Section 3.3. As contemplated by the Initial Sales Agreement, the Initial Sales shall be conducted solely for the benefit of SBA.

     4.3.2 Deviation from Projected Book Value of the Assets.

     (a) Two (2) Business Days prior to Closing, Seller shall, acting reasonably, prepare and deliver to Buyer a preliminary estimate of the projected book value of the Assets (including, without limitation Inventory), as of the close of business on the day immediately preceding the date on which the Closing occurs and the estimated net Cash Consideration payable in accordance with this Agreement and the Asset Adjustment Schedule attached hereon as Schedule 3.3.2 (the "Closing Statement"). The Closing Statement shall be prepared by Seller, acting reasonably and in good faith. The parties acknowledge that the Inventory is anticipated to be less than the inventory amount set forth on the Asset Adjustment Schedule.

     (b) At the conclusion of each day in which an Inventory Count shall have been conducted at any one or more Closing Stores, Buyer and Seller shall agree on the daily Closing amount to be paid in respect of the Closing attributable to such Closing Stores. Such daily Closing amount shall be equal to the product of
(A) the estimated net Cash Consideration set forth in the Closing Statement multiplied by (B) a fraction, the numerator of which shall be the number of Closing Stores for which the final certified report of Inventory Count shall have been delivered on such Inventory Count day, and the denominator of which shall be the total number of Closing Stores. Buyer shall pay such daily Closing amount to Seller on the next Business Day in accordance with Section 3.3.3 until the total estimated net Cash Consideration set forth in the Closing Statement shall have been paid subject to and in accordance with the terms of this Article 3.

     (c) As soon as possible following completion of the Inventory Count, Buyer and Seller shall agree on the book value of the Assets other than Inventory. Upon reaching a determination as to the amount of the Book Value of the Inventory and the book value of the Assets other than Inventory, Buyer and Seller shall prepare a final closing statement setting forth the definitive Cash Consideration payable under this Agreement. If and to the extent that Buyer and Seller determine that the Cash Consideration payable under such final closing statement is less than or greater than the aggregate of the daily Closing amounts paid by Buyer to Seller pursuant to Section 3.3.2(b) and 3.3.3, the amount payable by Buyer hereunder shall be reduced or increased, as appropriate, by the appropriate amount (the "Adjustment Amount") in accordance with the Asset Adjustment Schedule, no later than twenty-four (24) hours, time being of the essence, after Buyer and Seller reach a determination as to the Cash Consideration payable under the final closing statement. If Seller and Buyer disagree at any time as to the book value of the Assets other than Inventory, and are unable to reach an agreement regarding the same on or prior to December 31, 1996, time being of the essence, Seller and Buyer shall present the disagreement to a "Big Six" accounting firm, to be mutually selected by Buyer and Seller, on the next Business Day for a decision that will be rendered by such accounting firm within five (5) Business Days and which decision will be final and binding upon each of the parties. The fees, costs and expenses incurred by such accounting firm shall be shared mutually by Buyer and Seller. Notwithstanding anything contained herein, Seller shall use its best efforts to return to vendors pursuant to the terms of any applicable agreement with vendors any damaged goods located in or shipped to the Best Stores or that were transferred from the Initial Stores and excluded as Merchandise (as defined in the Initial Sales Agreement); it being understood that such goods do not include Merchandise rejected from the Initial Stores.

     4.3.3 Escrow and Post-Closing Adjustments. At each daily Closing for any one or more of the Closing Stores, Buyer shall (A) deposit an amount equal to ten percent (10%) of the Cash Consideration to be paid at each daily Closing for any one or more of the Closing Stores pursuant to Section 3.1, subject to
Section 3.3.2(b) and the pre-Closing adjustments set forth in this Section 3.3, in an interest bearing escrow account (which shall be established pursuant to an escrow agreement the terms of which shall be mutually and reasonably agreed upon by Seller and Buyer prior to Closing (the "Cash Consideration Escrow Agreement")), which escrow account shall be under the jurisdiction of the Bankruptcy Court; and (B) pay the ninety (90%) percent balance of the Cash Consideration to be paid at each daily Closing for any one or more of the Closing Stores to Seller in accordance with Section 3.1, subject to Section 3.3.2(b) and the pre-Closing adjustments set forth in this Section 3.3. Upon determination by Buyer and Seller of the Adjustment Amount that shall be made to the Cash Consideration, pursuant to Section 3.3.2(c), in accordance with the Cash Consideration Escrow Agreement, Seller and Buyer shall direct the escrow agent to deliver to the party entitled to receive such Adjustment Amount the portion of the escrowed funds equal to such Adjustment Amount (including accrued interest thereon). To the extent that an Adjustment Amount (including interest accrued thereon) exceeds the escrowed amount, the party required to pay such excess under this Section 3.3 shall pay such excess to the other party within twenty-four (24) hours of such determination, without the necessity of any other or further order of or approval by the Bankruptcy Court, and the Approval Order shall so provide.

     4.3.4 Failure to Transfer Assets. In the event that Seller is unable to transfer and assign to Buyer any of the Assets described in Section 2.2 and such Assets are listed on the Asset Adjustment Schedule, the Cash Consideration shall be reduced at the Closing by the value of such Assets as reasonably determined by Buyer and Seller in accordance with the Asset Adjustment Schedule, as such assets are listed on the Asset Adjustment Schedule. The parties hereby acknowledge that the Toledo property listed on Schedule 2.2(h) shall not be transferred to Buyer at Closing and that an adjustment to the Cash Consideration to reflect that such property shall not be transferred to Buyer shall be made at Closing in accordance with the Asset Adjustment Schedule.


                                        5

                                     CLOSING

     5.1 Place and Time. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Battle Fowler LLP, 75 East 55th Street, New York, New York 10022 at 9:00 a.m. (New York City time) on November 21, 1996, except that if all of the conditions to Closing shall not have been satisfied or waived in writing on or prior to such date, the Closing shall take place on the first business day after satisfaction or waiver of all such conditions to Closing, or on such other date and at such other time, subject to the provisions of Section 13.12, or place as the parties may agree.

     5.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer (or such other Person designated below) the following items. The documents listed in items (b) through (f) below shall be in form and substance reasonably satisfactory to Buyer and its counsel:

     (a) Two Million Dollars ($2,000,000) to Buyer in cash as consideration for the execution and delivery by Buyer of the Guaranty (the "Guaranty Fee");

     (b) a quitclaim deed with respect to the Chula Vista real property;

     (c) a certificate of the corporate secretary of Seller dated as of the Closing setting forth (i) the names, signatures and positions of the officers of Seller executing this Agreement, and (ii) a copy of the resolutions duly adopted by the board of directors authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

     (d) a certificate dated as of the Closing signed by the chief executive officer of Seller certifying that Seller has performed and complied with in all material respects all agreements contained in this Agreement that are required to be performed or complied with by Seller prior to or at Closing and that the representations and warranties set forth in Article 7 are true and correct in all material respects at and as of the Closing;

     (e) a receipt from Seller acknowledging that it has received the Cash Consideration payable at Closing pursuant to Section 3.1; and

     (f) the Cash Consideration Escrow Agreement.

     4.3 Deliveries by Buyer. At the Closing, Buyer shall deliver the following items to Seller. The documents listed in items (d) through (g) below shall be in form and substance reasonably satisfactory to Seller and its counsel:

     (a) the Cash Consideration payable at Closing, subject to and in accordance with Sections 3.2 and 3.3;

     (b) the Guaranty, substantially in the form attached hereto as Exhibit 4.3(b), together with the letter of credit contemplated thereby and a receipt from Buyer acknowledging receipt of the Guaranty Fee;

     (c) the Indemnification Letter of Credit;

     (d) copies of good standing certificates for each of Jubilee, Bernstein, Alco and Nassi from the state in which each such entity is formed, organized or incorporated, dated as of a recent date prior to the Closing.

     (e) a certificate dated as of the Closing signed by Buyer certifying that Buyer has performed or complied with in all material respects all agreements contained in this Agreement that are required to be performed or complied with by Buyer prior to or at Closing, and that the representations and warranties set forth in Article 8 are true and correct in all material respects at and as of the Closing;

     (f) resale certificates, with respect to personal property that is being acquired for resale; and

     (g) the Cash Consideration Escrow Agreement.

      STORE CLOSING SALES AND OTHER SALES; OPTION LEASES; PERSONALTY LEASES

     6.1 Store Closing Sales. As set forth in Section 10.7, the Approval Order shall authorize Buyer to conduct the Store Closing Sales, as more fully set forth in the Addendum. Buyer shall not operate any of the store premises after the conclusion of the Store Closing Sales.

     (a) Option Period; Closing Period. At any time and from time to time from and after the Closing up to and including the Last Saturday (the "Option Period"), Buyer shall have the right to occupy the premises covered by all of Seller's real property leases (the "Option Leases") subject to and in accordance with Sections 5.2 and 5.3. At any time and from time to time during the Closing Period, Buyer shall have the right to occupy the premises owned by Seller, subject to and in accordance with Article 6, and use any personalty that is the subject of the Personalty Leases.

     6.2 Assignment of Option Leases.ignment of Option Leases

     6.2.1 Subject to Section 5.3.3, and only if and to the extent that such assumption and assignment is permitted pursuant to the provisions of the Bankruptcy Code, during the Option Period, Buyer shall have the right, which right may be exercised at any time and from time to time in its sole and absolute discretion, to request in writing that Seller, under section 365 of the Bankruptcy Code, assume and assign to Buyer or a third party designated by Buyer any or all of Seller's Option Leases at no additional cost or expense to Buyer other than cure amounts, subject to the provisions set forth in Section 5.2.2 with respect to cure amounts; it being understood and agreed that the assumption and assignment of any one or more Option Leases to Buyer shall not be subject to higher and better offers, provided, however, that if such assumption and assignment shall, for any reason, be subject to higher and better offers, then Seller shall pay to Buyer all proceeds that Seller may receive with respect to the assumption and assignment of such Option Leases, including any and all proceeds received by Seller in respect of such higher and better offers. As soon as practicable, but no later than three (3) Business Days following Seller's receipt of a written request from Buyer, which written request shall include the basis for satisfaction of the requirement of "adequate assurance" of future performance as required by section 365 of the Bankruptcy Code, at any time and from time to time within the Option Period, seeking the assumption and the assignment of any Option Lease to Buyer or a third party designated by Buyer, Seller shall use its best efforts to obtain the entry of a Final Order of the Bankruptcy Court approving the assumption of the Option Leases identified in writing by Buyer and the assignment of such Option Leases to Buyer or a third party, as designated in such request. The term "best efforts" as used in this
Section 5.2.1 shall require Seller to act as reasonably requested by Buyer, provided, however, that such term shall not require Seller to pay any funds or any cure amounts or assume any claims (subject to the provisions set forth in Section 5.2.2 with respect to cure amounts) but shall require Seller to pay fees, costs and expenses in connection with the prosecution of any motion seeking the entry of any such Final Order. Seller shall be required to use its best efforts as set forth above only if Buyer provides or causes a third party assignee, as appropriate, to provide reasonable evidence that Buyer or the proposed assignee will be able to provide the relevant lessor with adequate assurance of future performance, with respect to any Option Lease that Buyer seeks to have assigned to it or to a third party assignee, as the case may be. In the event that either (i) Buyer notifies Seller in writing that it waives its right to require Seller to assume and assign to it or to a third party any Option Lease, or (ii) the Option Period shall have expired without an assumption of such Option Lease, then Seller shall have the right to assign such Option Lease to a third party and to retain any proceeds generated by such lease assignment. Upon assignment of any Option Lease to Buyer or a third party, such Option Lease shall no longer be treated as an Excluded Asset for purposes of this Agreement, but rather shall constitute an Asset of Seller transferred and assigned to Buyer or such third party, as the case may be, pursuant to the provisions of this Agreement, and Buyer or such third party, as applicable, shall assume all obligations and liabilities in connection therewith. Except as otherwise expressly provided in this Section 5.2.1, Buyer shall be entitled to keep and retain, at no additional fee, cost or expense to Buyer of any nature (except for the payment of any cure amounts in accordance with Section 5.2.2), as its sole and exclusive property, and free and clear of any and all Encumbrances (other than those caused directly by Buyer), any and all proceeds generated by or resulting from the assignment or subletting of any one or more Option Leases to any one or more third parties.

     6.2.2 Buyer shall pay any and all cure amounts required under section 365(b) of the Bankruptcy Code in respect of any of the Option Leases it elects to require Seller to assume and assign to Buyer or any third party; provided, however, that, Seller and Buyer shall share equally the cure costs for any and all amounts, liabilities or any other obligations due and owing under the Option Leases prior to September 24, 1996 (or otherwise allocable to the period prior to September 24, 1996, including, without limitation, base rent, taxes and percentage rent), other than for repair and maintenance obligations. Notwithstanding anything contained in this Agreement, Seller covenants and agrees to pay to the lessors under the Option Leases when due all amounts payable under the Option Leases from and after September 24, 1996 (or otherwise allocable to the period from and after September 24, 1996), including, without limitation, base rent, taxes and percentage rent, subject to the percentage rent allocation set forth in Section 5.3.4, provided, that Buyer shall have paid, on behalf of Seller, to the lessors under the Option Leases those amounts payable by Buyer pursuant to Section 5.3 within the time period set forth in such
Section 5.3 for such payment.

     6.2.3 So long as Buyer shall use and occupy the premises subject to any Option Lease to conduct Store Closing Sales, Buyer shall comply with all provisions of such Option Lease, except for any provision thereof relating to maintenance and repairs and except as set forth in the Approval Order.

     6.3 Payment of Rent and Other Expenses Relating to Option Leases

     6.3.1 Subject to Section 5.3.3, from and after the Closing and up to and including the earliest to occur of (i), (ii) and (iii) below in this Section 5.3.1, as consideration for Buyer's right to use and occupy the premises covered by the Option Leases during the Option Period, Buyer shall (x) pay on behalf of Seller directly to the lessors under each Option Lease set forth on Schedule 5.3.1, on the first day of each calendar month or as otherwise set forth on
Schedule 5.3.1, the amounts set forth on Schedule 5.3.1 for each Option Lease set forth on Schedule 5.3.1, which amounts shall include rent, common area maintenance and real estate taxes (it being understood and agreed that Buyer shall not incur or be deemed to have incurred any liabilities or obligations of any nature to such lessors by reason of Buyer having made such payments to the lessors directly), and (y) pay on behalf of Seller directly to the Persons designated by Seller (it being understood and agreed that Buyer shall not incur or be deemed to have incurred any liabilities or obligations of any nature to such Persons by reason of Buyer having made such payments to such Persons directly) within three Business Days following the presentment of invoices by Seller, all other amounts due and owing by Seller under each Option Lease that are not set forth as Schedule 5.3.1 (with respect to amounts incurred by Seller after the Closing), including, utilities and all other usual and customary operating costs incurred from and after the Closing in connection with the Option Leases and consistent with Seller's prior practices, provided that Buyer shall have the right to challenge any invoices submitted (the items set forth in clauses (x) and (y) are collectively, the "Leased Property Payments"). Promptly following payment of the Leased Property Payments, Buyer shall provide Seller with reasonable written evidence of Buyer's payment of the Leased Property Payments. From and after October 10, 1996, Seller shall not have extended, rejected or otherwise terminated (or have assumed and assigned to a third party) and from and after the date hereof shall not extend, reject or otherwise terminate (or assume and assign to a third party or reject, without Buyer's prior written consent) any of the Option Leases until the earliest to occur of
(i) fourteen (14) days following the delivery by Buyer to Seller of written notice indicating that Buyer waives its right to require Seller to assume and assign to it or a third party any one or more of the Option Leases specified therein, (ii) the entry of an order by the Bankruptcy Court approving the assumption and assignment of any such Option Lease to Buyer or a third party designated by Buyer, and (iii) the first Saturday following the six-month anniversary of the Closing (the "Last Saturday"). Seller shall notify Buyer within five (5) Business Days after the date hereof in respect of any options that must be exercised or permitted to lapse within the next three (3) months. If Buyer requests that Seller exercise any such option, then Seller shall exercise such option only in the event that the lease in respect of such option is assumed by Seller and assigned to Buyer or its designee. Nothing herein shall vitiate Buyer's right to the prepaid rent as set forth in the Asset Adjustment Schedule.

     6.3.2 Upon the occurrence of any of the events specified in (i), (ii) and
(iii) of Section 5.3.1, (A) Buyer shall have no further obligation or liability of any nature for the Lease Property Payments, any amounts payable to the lessor under the applicable Option Leases, or for any costs associated with the Best Stores to which such Option Leases relate, and (B) Seller shall be solely responsible for all amounts payable or other obligations or liabilities that may be owed to the lessor under or in connection with such applicable Option Leases, including, without limitation, any damages resulting from the rejection of such Option Leases under section 365 of the Bankruptcy Code or otherwise (subject only to the provisions of the Guaranty), and for all costs associated with the Best Stores to which such Option Leases relate.

     6.3.3 If Buyer fails to make any Leased Property Payments within three (3) Business Days of the date such payment is due pursuant to Section 5.3.1 and except if there shall be pending a challenge by Buyer with respect to any invoice, then following the expiration of a five (5) day cure period after receipt (notwithstanding the provisions of Section 13.15) by Buyer of notice of such failure to make such payment, Seller shall be entitled to revoke Buyer's right to use and occupy the premises covered by such Option Lease and to reject such Option Lease or assume and assign such Option Lease to a third party with Seller retaining any proceeds of such assumption and assignments. Except as otherwise provided in Section 5.2.2 with respect to cure amounts, regardless of whether Seller rejects or Buyer directs Seller to assume and assign any one or more Option Leases at any time, the cost and expense of the rejection or assumption and assignment at any time of any one or more Option Leases, including the filing and prosecuting of any motions or other papers with respect to the same, shall be borne and paid for solely by Seller.

     6.3.4 Buyer's obligation to pay percentage rent payable, if any, with respect to any Option Lease shall be calculated and limited as follows: The percentage rent payable, if any, for any applicable period for which percentage rent is calculated with respect to any Option Lease shall be multiplied by a fraction, the numerator of which shall be the sales generated by Buyer during the applicable period in respect of the Best Store to which such Option Lease relates and the denominator of which shall be the total sales generated by Buyer and Seller during the applicable period in respect of the Best Store to which such Option Lease relates.

     6.4 Extension Order. In order for the parties to accomplish the objectives of this Article 5 and the parties' objectives in respect of the Guaranty, Seller hereby agrees to use its "best efforts" to obtain the entry by the Bankruptcy Court of an order (or, if such order cannot be obtained, additional orders), providing, that the total time for Seller to determine whether to assume or reject all of the Option Leases, as set forth in section 365(d)(4) of the Bankruptcy Code, shall be extended for a period of at least six months from the Closing (the "Extension Order"). If the Extension Order cannot be obtained, despite the use by Seller of its best efforts, Buyer agrees that the Guaranty shall not be affected by Seller's failure to obtain the Extension Order with respect to any one or more Option Leases as to which at least a three (3) month extension shall have been obtained; but if, with respect to those Option Leases as to which Seller shall have been unable to obtain at least a three (3) month extension, Buyer does not agree that the Guaranty will not be affected, then Seller shall have the right to elect not to proceed with the transactions contemplated by this Agreement. Seller's initial motion for the entry of the Extension Order shall be scheduled and heard simultaneously with Seller's motion for the entry of an order approving the transactions contemplated by this Agreement.

     6.5 Prosecution, Defense and Settlement of Rejection Claims; Mediation. Pursuant to Section 4.3(c), at Closing, Buyer shall deliver to Seller the Guaranty with respect to the amount of claims, as fixed, determined and allowed pursuant to a Final Order, resulting from the rejection pursuant to section 365 of the Bankruptcy Code of the Option Leases, as such claims are limited by
Section 502(b)(6) of the Bankruptcy Code or otherwise (the "Allowed Rejection Claims"). The prosecution, defense and settlement of any and all rejection claims filed with respect to the Option Leases shall be controlled solely by Buyer, acting reasonably. Except as provided below, any such prosecution, defense or settlement shall be performed by Seller at Seller's reasonable expense. To enable Buyer to manage and control effectively the prosecution, defense and settlement of such rejection claims, Seller shall regularly (and in no event less frequently than weekly) keep Buyer apprised of the status of the litigation of any such claims and any settlement discussions relating thereto. In addition, Seller shall deliver to Buyer a monthly listing of the Allowed Rejection Claims and, upon resolution of the last Allowed Rejection Claim, Buyer and Seller shall agree on the aggregate amount of the Allowed Rejection Claims. If Seller believes that Buyer is not acting reasonably with respect to Buyer's request regarding the prosecution, defense or settlement of any rejection claim relating to any Option Lease (including the expenditure of legal or other professional fees in connection with such prosecution, defense or settlement), then Seller must promptly after such request is given and in no event later than two (2) Business Days thereafter, either proceed with such prosecution, defense or settlement of such rejection claims in accordance with Buyer's request or submit the issue of the reasonableness of the request regarding such prosecution, defense or settlement (and the expenditure of such legal or other professional fees) to binding mediation. A single mediator for such binding mediation shall be selected by mutual agreement of Seller and Buyer from the judicial panel for the Bankruptcy Court for the Eastern District of Virginia or, in the absence of such a panel in the Bankruptcy Court for the Eastern District of Virginia, the Bankruptcy Court for the Southern District of New York. If Seller and Buyer are unable to agree on the selection of a mediator, the bankruptcy judge assigned to the Bankruptcy Case shall select and appoint the mediator. The decision of the mediator (whether selected by mutual agreement of Seller and Buyer or appointed by the bankruptcy judge) shall be final and binding. Any and all fees, costs and expenses (including, without limitation, the fees and expenses of attorneys and other professionals) incurred in connection with the prosecution, defense or settlement of any rejection claim filed with respect to any Option Lease shall be paid for solely by Seller unless Buyer shall have been determined to be the loser in any mediation relating to the prosecution, defense or settlement of such rejection claim (or the expenditure of legal or other professional fees in connection with such prosecution, defense or settlement), in which case Buyer shall be responsible for all such fees, costs and expenses retroactive to the period from and after the commencement of the mediation. The loser in connection with the mediation of a particular rejection claim shall be solely responsible for the fees, costs and expenses of the mediator. If the mediator is able to effect a settlement between Seller and Buyer or if the mediator fails to render a decision with respect to the prosecution, defense or settlement of a particular rejection claim (or the expenditure of legal or other professional fees in connection with such prosecution, defense or settlement), the fees, costs and expenses of the mediator shall be shared equally by Seller and Buyer.

                   BUYER'S USE OF REAL PROPERTY OWNED SELLER

     7.1 Owned Stores.

     7.1.1 Use of Owned Stores. During the Closing Period, Buyer shall have the right, in its sole and absolute discretion, which right may be exercised at any time and from time to time, to use and occupy any one or more of the store locations owned by Seller (the "Owned Stores"), which Owned Stores are set forth on Schedule 6.1, at a cost to Buyer on an Owned Store-by-Owned Store basis of Twenty-Six Thousand Dollars ($26,000) (the "Per Store Rent"). The Per Store Rent shall be paid to Seller on a monthly basis (on the first day of each month) and shall constitute all of the rent payable with respect to each occupied Owned Store for such month, including rent, real estate taxes and common area maintenance charges. Seller shall pay all rent, real estate taxes and common area maintenance charges when due. Moreover, Seller shall maintain and pay for all reasonable property (excluding contents) and secondary liability insurance for each Owned Store and Seller shall pay for all repairs and maintenance for the Owned Stores, except for ordinary day-to-day maintenance and repairs, including cleaning, trash removal and snow removal, which shall be the obligation of Buyer. Utility costs shall be an obligation of Buyer. The Per Store Rent for each Owned Store shall only be required to be paid for so long as such Owned Store is occupied by Buyer, it being understood that Buyer may at any time and for any reason whatsoever cease its operations at any one or more Owned Stores. If Buyer fails to pay the Per Store Rent and any other amounts payable as set forth above with respect to any Owned Store, then following the expiration of a five (5) day cure period after receipt (notwithstanding the provisions of Section 13.15) by Buyer of notice of such failure to make such payments, Seller shall be entitled to revoke Buyer's right to use and occupy such Owned Store. Buyer shall be required to vacate in broom-clean condition each Owned Store that it has occupied by no later than Friday, February 28, 1997.

     7.1.2 Relief from Stay. If any mortgagee with respect to any of the Owned Stores succeeds in obtaining relief from the automatic stay pursuant to an order of the Bankruptcy Court or Seller agrees to convey title to the Owned Store premises, which constitute such mortgagee's collateral, to mortgagee in satisfaction of mortgagee's claim against Seller, Seller shall arrange for Buyer to complete the Store Closing Sales at such Owned Stores. Seller shall give no fewer than seventy (70) days prior written notice of any voluntary transfer of an Owned Store to any mortgagee holding a mortgage on any Owned Store; provided, however, that such notice need not be any longer than the remaining time period for Buyer to complete the Store Closing Sales at such Owned Store.

     7.2 Headquarters. Subject to the right of Circuit City to exercise its option to occupy more space in the Headquarters, which right shall be superior to any right of Buyer provided herein, Buyer shall have the right, in the exercise of its sole and absolute discretion, which right may be exercised at any time and from time to time during the Closing Period, to use and occupy a reasonable portion of Seller's headquarters building located in Richmond, Virginia (the "Headquarters") at no cost to Buyer. Seller shall provide to Buyer the central administrative services and payroll related thereto as listed on
Schedule 6.2 at a cost of One Hundred Fifty Thousand Dollars ($150,000) per week. In addition, all computer services shall be provided to Buyer at no cost until such time as Seller determines, acting reasonably, that it no longer shall use the mainframe computer systems. After any reasonable determination by Seller is made that it no longer shall use the mainframe computer systems, Buyer shall pay Seller the actual cost of the computer leases and other computer related costs (excluding payroll) not to exceed Two Hundred Thousand Dollars ($200,000) per month. Notwithstanding anything contained herein, from and after the date hereof until the Closing, Seller shall provide Buyer with a reasonable amount of space in the Headquarters at no charge of any nature.

                                        8

                    REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

     8.1 Organization, Power, Standing and Qualifications. Except as set forth on Schedule 7.1, Seller is a corporation duly organized, validly existing under the laws of the Commonwealth of Virginia. Except as set forth on Schedule 7.1, Seller has all requisite corporate power and authority and all necessary licenses and permits to carry on the Business, as it has been and is currently being conducted, to own, lease and operate the properties and assets used in connection therewith and to enter into and perform this Agreement and consummate the transactions contemplated hereby. Except as set forth on Schedule 7.1, Seller is duly qualified to do business as a foreign corporation under the laws of all jurisdictions wherein the conduct of the Business or the ownership, leasing or operation of its properties and assets requires such qualification, except where the failure of Seller to obtain such qualification would not have an adverse effect on its assets or businesses. None of the subsidiaries of Seller hold any material assets or properties.

     8.2 Due Authorization. The execution and delivery of this Agreement by Seller, the performance by Seller of its obligations hereunder, and the transactions contemplated hereby, have been duly and validly authorized by all requisite corporate action on the part of Seller. Subject to Bankruptcy Court approval, this Agreement will be a valid and binding obligation of Seller, enforceable in accordance with its terms.

     8.3 Non-Contravention. Except as set forth in Schedule 7.3 and except for defaults of the type referred to in section 365(b)(2) of the Bankruptcy Code, the execution and delivery of this Agreement by Seller does not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any of the provisions of the articles of incorporation or by-laws of Seller, or (ii) result in a breach or violation by Seller, of any of the terms, conditions, or provisions of any law, rule, ordinance or regulation or any order, injunction, judgment or decree of any court or Government Body except for such breaches or violations, whether individually or in the aggregate, that would not materially impair or delay Seller's ability to consummate the transactions contemplated hereby. Except for approval of the Bankruptcy Court, and except as set forth in Schedule 7.3, no governmental license, permit or authorization, and no registration, declaration or filing with any regulatory agency or Government Body is required in connection with the execution, delivery or performance of this Agreement.

     8.4 Real Property. Schedule 7.4 sets forth (i) a list of all real property owned by another Person that as of the date of this Agreement is leased to Seller pursuant to the Option Leases, and (ii) a list of the Option Leases. Buyer has been provided with access to all of the Option Leases and all of Seller's other records with respect to the real property leased pursuant to the Option Leases prior to Closing.

     8.5 Brokers and Finders Fees. Neither Seller nor any of its officers, directors or employees, as the case may be, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated by this Agreement for which Buyer will be liable.

     8.6 Full Disclosure. No representations or warranties in this Agreement and no statement contained in this Agreement or any Exhibit or Schedule attached hereto or required to be delivered in accordance herewith contains or will contain any untrue statement of material fact, or omit to state any material fact necessary, in light of the circumstances in which it was made, to make the statements herein or therein not misleading.

     Except for the representations and warranties contained in this Article 7, neither Seller nor any other Person makes any other express or implied representations or warranty with respect to the Assets or the Business on behalf of Seller.

                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     9.1 Organization, Power, Standing and Qualifications. Jubilee is an Ohio limited partnership, duly organized, validly existing and in good standing under the laws of the State of Ohio. Bernstein is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware. Alco is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Nassi is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of California. Each of Jubilee, Bernstein, Alco and Nassi has all requisite power and authority and all necessary licenses and permits to carry on its business as it has been and is currently being conducted, to own, lease and operate the properties and assets used in connection therewith and, subject to the obtaining of any necessary licenses and permits, to enter into and perform this Agreement and consummate the transactions contemplated hereby.

     9.2 Due Authorization. The execution and delivery of this Agreement by each of Jubilee, Bernstein, Alco and Nassi, the performance by each of Jubilee, Bernstein, Alco and Nassi of its obligations hereunder, and the transactions contemplated hereby, have been duly and validly authorized by each of Jubilee, Bernstein, Alco and Nassi.

     9.3 Non-Contravention. The execution and delivery of this Agreement by each of Jubilee, Bernstein, Alco and Nassi does not, and the consummation of the transactions contemplated hereby will not, (i) violate or conflict with any of the provisions of the certificate of incorporation, bylaws, certificate of formation or limited liability company agreement, as applicable, of any of Jubilee, Bernstein, Alco or Nassi or (ii) result in a breach or violation by any of Jubilee, Bernstein, Alco or Nassi of any of the material terms, conditions or provisions of any law, rule, ordinance or regulation or any order, injunction, judgment or decree of any court or Government Body. Except for Bankruptcy Court approval, no governmental license, permit or authorization, and no registration, declaration or filing with any Government Body is required in connection with the execution, delivery and performance by Buyer of this Agreement.

     9.4 Brokers and Finders Fees. None of Jubilee, Bernstein, Alco, Nassi or any of their respective directors, officers, managers, members or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the transactions contemplated by this Agreement for which Seller will be liable.

     9.5 Full Disclosure. No representations or warranties in this Agreement and no statement contained in this Agreement or any Schedule or Exhibit attached hereto or required to be delivered in accordance herewith contains or will contain any untrue statement of material fact, or omit to state any material fact necessary, in light of the circumstances in which it was made, to make the statements herein or therein not misleading.

     9.6 Assets Being Acquired. None of Jubilee, Bernstein, Alco and Nassi will individually hold $15 million or more of the Assets and none of such entities is within the same person as that term is defined in 16 CFR ss. 801.1(a)(1).

     9.7 Ownership of Seller and Buyer. Each of Jubilee, Bernstein, Alco and Nassi represents and warrants that (i) neither it nor any of its affiliates owns any capital stock of Seller ("Best Stock") nor will it or any of its affiliates become the owner of any Best Stock as long as Buyer has the right to acquire any additional assets from Seller as contemplated hereunder; (ii) to the best of the knowledge (with reasonable due diligence of each of Jubilee, Bernstein, Alco and Nassi) no person that owns Best Stock owns an equity interest in Buyer; and
(iii) each of Jubilee, Bernstein, Alco and Nassi shall use their respective best efforts to ensure that no person that owns Best Stock will become the owner of any equity interest in Buyer for so long as Buyer has the right to acquire additional assets from Seller as contemplated hereunder. For this purpose, ownership includes any indirect ownership taking into account the attribution rules of sections 267(c) and 707(b) of the Internal Revenue Code.

     Buyer acknowledges that neither Seller nor any other Person on behalf of Seller has made any other express or implied representations or warranties with respect to the Business or the Assets, except as expressly set forth herein.


                                       10

              TRANSACTIONS AND CONDUCT OF BUSINESS PENDING CLOSING

     Seller covenants and agrees that, pending the Closing, and except as may otherwise be approved in advance in writing by Buyer:

     10.1 Thanksgiving Advertising. Prior to Closing, Buyer shall arrange for advertising for the Thanksgiving holiday weekend and if the Closing shall not occur, Buyer shall make available to Seller at Seller's option any such reserved advertising space at the same rate that Buyer would have paid for such advertising space. Buyer shall work with Seller to make sure that reasonably adequate space is reserved.

     10.2 Encumbrance of Assets; Avoidance of Liabilities. Except as set forth on Schedule 9.2, and except for deposits required to be made by Seller pursuant to an order of the Bankruptcy Court, Seller shall not mortgage, pledge or subject to any Encumbrance any of the Assets.

     10.3 Maintenance of Insurance. Seller shall continue to maintain in full force and effect, without a decrease in present limits and coverage, all policies of insurance, binders and bonds on the Business and the Assets and shall make no changes therein without the prior written consent of Buyer.

     10.4 Maintenance of Financial Records. Seller shall keep true books, records and accounts and will make materially full and correct entries therein of all its business transactions with respect to the Business and the Assets.

     10.5 Access. Seller shall afford the members, officers, employees, accountants, counsel and other representatives of Buyer prompt, free and full access, upon reasonable notice, to its properties and its books, records, contracts, commitments and other documents relating to the Business and the Assets, including, without limitation, cooperating with Buyer with respect to the all working papers of Seller's accountants relating thereto (provided that Buyer has signed confidentiality and other documents required by Seller's accountants), the right to consult with the officers, employees, accountants, counsel and other representatives of Seller for the purpose of making such investigation of the Business and the Assets as Buyer shall desire to make. In connection with this investigation, Seller shall furnish to Buyer, for its inspection and for its copying at its own expense, copies of all such documents, records and information to which Buyer shall be entitled to have access relating to the Business and the Assets (which shall not include accountants' working papers) as Buyer may from time to time reasonably request.

     10.6 Certain Dispositions. Seller shall not, at any time, dispose of any of its furniture, fixtures, computers or equipment other than in the ordinary course of business consistent with past practices or pursuant to an order of the Bankruptcy Court in respect of a motion or other proceeding filed by a third party.

     10.7 Notices. Prior to the hearing with respect to the motion for the entry of the Approval Order, Seller shall have duly provided actual notice to all known creditors and constructive notice to all other parties, in accordance with Rule 6004(c) of the Federal Rules of Bankruptcy Procedure, and shall have provided actual notice to each known holder of any Encumbrance (including any Government Body with respect to Taxes, including Sales Taxes and Transfer Taxes) against the Owned Real Property, the Option Leases, the Personalty Leases, the Inventory, Seller's furniture, fixtures, computers and equipment, Seller's accounts receivable, and any other of the Assets to be transferred to Buyer pursuant to the provisions of this Agreement of Seller's motion seeking, inter alia, approval of this Agreement and the transactions contemplated by this Agreement, including, without limitation, the sale of the Assets to Buyer free and clear of Encumbrances pursuant to section 363(f) of the Bankruptcy Code.

                        CONDITIONS TO BUYER'S OBLIGATION

     The obligations of Buyer to enter into and complete the Closing are subject to the fulfillment or satisfaction, on or prior to the Closing, of each of the following conditions (any of which may, in Buyer's sole and absolute discretion, be waived in writing in whole or in part by Buyer).

     11.1 Representations and Warranties True as of Closing. Seller's representations and warranties contained in this Agreement, and the Schedules and Exhibits hereto shall be true and correct in all material respects at and as of the date hereof and shall be true and correct in all material respects at and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing with such exceptions as do not in the aggregate have a material adverse effect on Seller's ability to consummate the transactions contemplated by this Agreement.

     11.2 Compliance with this Agreement. Seller shall have performed and complied in all material respects with all agreements and covenants contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

     11.3 Payment. Seller shall have concurrently with the Closing delivered to Buyer the Guaranty Fee.

     11.4 Deliveries. Seller shall deliver to Buyer at or prior to the Closing, the documents and other items listed in Section 4.2 of this Agreement.

     11.5 No Stay. The consummation of this Agreement shall not be the subject of any stay of any nature imposed by any court of competent jurisdiction (each party agreeing to use its best efforts to have any such stay terminated or lifted).

     11.6 Consents and Approvals. All authorizations, consents or approvals of any and all Government Bodies and other third parties required to be obtained by Seller to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

     11.7 Bankruptcy Court Orders.

     (a) As of the Closing, the sale of the Assets from Seller to Buyer pursuant to this Agreement shall have been approved by the Bankruptcy Court pursuant to section 363 of the Bankruptcy Code and any motions filed and any orders approving such sale shall have been in form and substance reasonably satisfactory to Buyer and Seller and shall have contained, inter alia, the provisions set forth below (the "Approval Order"). The Approval Order shall have been entered and no stay of any nature imposed by any court of competent jurisdiction with respect to the Approval Order shall be pending as of the Closing. The Approval Order, which must be reasonably satisfactory in form and substance to Buyer, shall authorize Seller to enter into and consummate this Agreement and the transactions contemplated hereby, and further provide among other things that: (i) the transfers of the Assets by the Seller to Buyer pursuant to this Agreement (a) are or will be legal, valid and effective transfers of the Assets; (b) vest or will vest Buyer with good title to the Assets (including good and marketable title to the Option Leases) free and clear of all Encumbrances; (c) constitutes the best offer or value received by Seller for the Assets transferred hereby; (d) do not and will not subject Buyer to any liability as a successor of Seller; (e) the Bankruptcy Court retains jurisdiction to enforce the provisions of this Agreement in all respects, (f) the provisions of the Approval Order are nonseverable and mutually dependent,
(g) the transactions contemplated by this Agreement are undertaken by the Buyer in good faith, as that term is used in section 363(m) of the Bankruptcy Code,
(h) pursuant to section 363(n) of the Bankruptcy Code, the consideration paid under this Agreement was not controlled by an agreement among potential bidders at the hearing, and (i) Buyer is authorized to conduct the Store Closing Sales as Seller's agent subject to the terms and conditions contained herein and in the Approval Order. Seller shall simultaneously with the motion to obtain the Approval Order seek and use its best efforts to obtain the entry of an order providing, among other things, that the transfers and assignments to Buyer contemplated by this Agreement (including, without limitation, the transfer and assignment of any Option Leases or Owned Stores) shall, pursuant to section 1146(c) of the Bankruptcy Code, not be subject to the imposition or payment of any transfer taxes of any nature.

     (b) Buyer shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine or any similar statute or body of law if the Closing occurs in the absence of any one or more Final Orders.

     (c) Promptly following execution of this Agreement, Seller shall have caused Buyer to be included on the Bankruptcy Court's service list, and Seller shall have promptly delivered to Buyer copies of any papers filed with respect to the Option Leases, the Personalty Leases and the Owned Stores (e.g. by Met
Life) and any motions, objections to any motions filed under, pursuant to or in connection with this Agreement or the transactions contemplated thereby prior to Closing.

     11.8 Advertising and In-Store Promotions. Seller shall only conduct coupon advertising that shall be mutually agreed upon with Buyer but in no event shall such advertising cover any period after November 16, 1996.


                                       12

                        CONDITIONS TO SELLER'S OBLIGATION

     The obligations of Seller to enter into and consummate the Closing are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions (any of which may be waived in writing in whole or in part by Seller):

     12.1 Representations and Warranties True as of Closing. Buyer's representations and warranties contained in this Agreement and the Schedules and Exhibits hereto shall be true in all material respects at and as of the Closing with the same effect as though such representations and warranties were made on and as of the Closing, with such exceptions as do not in the aggregate have a material adverse effect on Buyer's ability to consummate the transactions contemplated by this Agreement.

     12.2 Compliance with Agreement. Buyer shall have performed and complied in all material respects with all agreements contained in this Agreement that are required to be performed or complied with by it prior to or at the Closing.

     12.3 Payment. Buyer shall have concurrently with the Closing delivered the Cash Consideration, subject to and in accordance with the terms of this Agreement.

     12.4 Deliveries. Buyer shall deliver to Seller at or prior to the Closing the documents and the other items listed in Section 4.3 of this Agreement.

     12.5 Consents and Approval. All authorizations, consents or approvals of any and all Government Bodies and other third parties required to be obtained by Buyer to consummate the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect and any required waiting period shall have elapsed.

     12.6 Bankruptcy Court Orders. The Approval Order shall have been entered and no stay of the Approval Order shall be in effect. The consummation of this Agreement shall not be subject to any stay of any nature imposed by any court of competent jurisdiction (each party agreeing to use its best efforts to have any such stay terminated or lifted).

           CERTAIN TRANSACTIONS AND OBLIGATIONS SUBSEQUENT TO CLOSING

     13.1 Further Assurance of Cooperation. From and after the date hereof and for a period of nine months following the Closing, Seller shall, from time to time, upon reasonable request of Buyer and without further cost or expense to Buyer, acknowledge and deliver all such further acts, bills of sale, assignments, transfers, conveyances, powers of attorney and assurances as Buyer may reasonably request to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and valid title to the Assets, to protect Buyer's right, title and interest in all the Assets, and otherwise may be appropriate to carry out the transactions contemplated by this Agreement.

     13.2 [Intentionally Deleted.]

     13.3 Seller's Retention of Employee Liabilities. Seller and Buyer hereby agree that Buyer is not a successor employer to Seller. Seller shall be responsible for all liabilities, obligations and expenses relating to employees or former employees of Seller (the "Seller Employees") with respect to their employment by Seller, including, but not limited to, liabilities and obligations
(i) for compensation accrued at any time except as provided for in the Addendum,
(ii) arising under any employee benefit plan, program or arrangement sponsored, maintained or contributed to by Seller, whether accrued before, on or after the Closing, and/or (iii) incurred as a result of or otherwise attributable directly or indirectly to the termination of employment of any Seller Employees by Seller. Buyer shall not have any liabilities or obligations with respect to such liabilities, obligations and expenses relating to the Seller Employees, and Seller hereby indemnifies and holds Buyer harmless in respect of any such claims, liabilities or obligations. Seller shall retain all liability and responsibility under the Worker Adjustment and Retraining Notification Action of 1988 ("WARN") with respect to Seller Employees.

     13.4 [Intentionally Deleted.]

     13.5 Tax Matters. If, despite the use by Seller of its best efforts to obtain the entry of the 1146(c) Order, Seller is unable to obtain the entry of such 1146(c) Order, Buyer shall pay the Transfer Taxes relating to the transfers and assignments to Buyer or any third party designated by Buyer (including the transfer and assignment of any Option Lease), and Seller shall pay the Transfer Taxes relating to the transfers and assignments to or any third party designated by Seller (including the transfer and assignment of any Option Lease or any Owned Store); provided, however, that Buyer and Seller shall have the right to contest the imposition or amount of any purported Transfer Tax assessed or imposed.

     13.6 Bankruptcy Court Orders. (a) Pursuant to Article 5, at any time and from time to time during the Option Period, upon any request from Buyer to assume and assign any Option Lease, Seller shall use its best efforts to obtain the entry of an order of the Bankruptcy Court approving any such assumption and assignment pursuant to section 365 of the Bankruptcy Code in forms of motions and orders reasonably acceptable to Buyer and Seller ("365 Orders"). Such 365 Orders shall provide that the relevant Option Lease will be transferred to, or remain in full force and effect for the benefit of Buyer or any third party designated by Buyer notwithstanding any provision in such contracts or leases (including those described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits such assignment or transfer.

     (a) No later than two (2) Business Days after the date hereof, Seller shall file a motion with the Bankruptcy Court seeking (i) the entry of the Approval Order, (ii) a determination by the Bankruptcy Court that the transfers and assignments to Buyer contemplated by this Agreement (including without limitation the transfer and assignment of any Option Leases during the Option Period) shall, pursuant to section 1146(c) of the Bankruptcy Code, not be subject to the imposition or payments of any transfer taxes of any nature (the "1146(c) Order") and (iii) the entry of the Extension Order. Seller agrees to make promptly any filings, to take all actions and to use its best efforts to obtain any and all other approvals and orders necessary or appropriate for the consummation of the transactions contemplated hereby.

     (b) If the Approval Order, the 365 Orders, the 1146(c) Order, the Extension Order (or orders) or any other orders of the Bankruptcy Court relating to this Agreement shall be appealed by any party (or a petition for certiorari or motion for rehearing or reargument shall be filed with respect thereto), Seller agrees to use its best efforts to prosecute such appeal, petition or motion, or defend against such appeal, petition or motion, and Buyer agrees to cooperate in such efforts, and each of Buyer and Seller agrees to use its best efforts to obtain an expedited resolution of any such appeal. It is understood and agreed that the "best efforts" as used in this Section 12.6 shall require Seller to act as reasonably requested by Buyer. In the event that Buyer and Seller disagree as to the reasonableness of any request by Buyer with respect to the entry of any of the orders described above pursuant to this Section 12.6, Seller must promptly after such request is made and in no event later than two (2) Business Days thereafter either follow Buyer's request or submit the matter to the Bankruptcy Court for determination; it being understood and agreed if Seller shall fail to submit the matter to the Bankruptcy Court for determination, then Buyer shall have the right to submit the matter to the Bankruptcy Court for determination.

     13.7 Guaranty. Buyer and Seller shall each honor their obligations under the Guaranty.

     13.8 Additional Deliveries. Seller shall promptly deliver to Buyer copies of any papers filed with the Bankruptcy Court after the Closing with respect to the Option Leases (including proofs of claim), the Owned Stores, the Extension Order, and any objections to any motions filed under, pursuant to or in connection with this Agreement or the transactions contemplated hereby.

            SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; TERMINATION

     14.1 Survival of Representations. The representations and warranties contained in Articles 7 and 8 shall terminate on the nine-month anniversary of the Closing.

     14.2 Indemnification by Seller. Subject to the terms and conditions of this
Section 13.2 and if (but only if) the Closing is consummated, Seller hereby agrees to indemnify, defend and hold harmless, Jubilee, Bernstein, Alco, Nassi and any parent, subsidiary or director, officer, member, partner or employee of Buyer (collectively, the "Buyer Group"), from and against all demands, claims, actions or causes of action, assessments, payments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and attorneys' fees and expenses (collectively "Damages") asserted against, resulting to, imposed upon or incurred by the Buyer Group or any member thereof or against the Assets, by reason of or resulting from (i) the Unassumed Liabilities (pursuant to Section 2.4), (ii) the failure by Seller to duly and punctually perform any and all of its obligations under this Agreement or any other agreement contemplated hereby after the expiration of any applicable notice and cure periods, if any, and (iii) any breach by Seller of the representations and warranties contained in Article 7. Seller hereby acknowledges and agrees that any indemnification obligation under this Section
13.2 shall be treated as an administrative claim, entitled to priority in Seller's Bankruptcy Case, pursuant to sections 503(b)(1) and 507(a)(1) of the Bankruptcy Code. Such administrative claim shall be paid promptly following allowance of the same by the Bankruptcy Court without the need to wait until confirmation of a chapter 11 plan for Seller or any other event in the Bankruptcy Case at such time and if authorized by the Bankruptcy Court.

     14.3 Indemnification by Buyer.

     14.3.1 Subject to the terms and conditions of this Section 13.3 and if (but only if) the Closing is consummated, Buyer hereby agrees to indemnify, defend and hold harmless Seller and any parent, subsidiary, director, officer or employee of Seller from any Damages arising by reason of or resulting from (i) the failure of Buyer to duly and punctually pay the liabilities of Seller expressly assumed by Buyer hereunder or to perform any and all of its obligations under this Agreement or any other agreement contemplated hereby after the expiration of any applicable notice and cure periods, if any, (ii) any and all Damages accruing from and after the Closing that result from Buyer's operation of the Best Stores, including, without limitation, with respect to Taxes, (iii) all liabilities and obligations with respect to the Business, Buyer's ownership of the Assets, Store Closing Sales or other sales, from and after the Closing, and (iv) any breach by Buyer of the representations and warranties contained in Article 8. The indemnity provided under this Section
13.3.1 shall be secured pursuant to a Five Million Dollar ($5,000,000) standby letter of credit (the "Indemnification Letter of Credit"), in form and substance reasonably acceptable to Buyer and Seller, delivered at Closing by Buyer. Notwithstanding any other provision of this Agreement, other than the delivery of the Indemnification Letter of Credit and with respect to the Guaranty, Buyer shall have no further obligation or liability under this Section 13.3 and Seller's indemnification obligations shall be limited to Five Million Dollars ($5,000,000).

     14.3.2 Prior to drawing down any amounts under the Indemnification Letter of Credit, Seller shall (i) certify in writing to Buyer that Seller believes it has a valid claim against Buyer under this Section 13.3, and (ii) afford Buyer five (5) Business Days to pay such claim; provided, however, that Seller shall not be subject to the obligations set forth in clauses (i) and (ii) from and after the date Buyer is subject to a case under the Bankruptcy Code. If such certification has been made to Buyer by Seller and Buyer has not otherwise paid such claim, Seller may five (5) Business Days following the delivery of the certification draw down on the Indemnification Letter of Credit only up to the amount of its claim.

     14.4 Conditions of Indemnification. The obligations and liabilities of Seller under Section 13.2 hereof and the obligations and liabilities of Buyer under Section 13.3 hereof with respect to claims relating to third parties shall be subject to the following terms and conditions:

     (a) A party seeking indemnification under this Agreement ("Indemnified Party") will give the party required to provide such indemnification (the "Indemnifying Party") notice of any such claim promptly, but in no event later than five (5) Business Days after receiving notice hereof, and thereafter the Indemnifying Party will undertake the defense thereof by representatives chosen by it, provided, however, that failure to give such notification shall not affect the indemnification provided for herein except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure; provided, further, however, that even if Seller as Indemnifying Party undertakes the defense of a claim, Buyer may, at its own expense, participate in the defense of such claim.

     (b) If the Indemnifying Party, within a reasonable time after notice of any such claim, fails to defend such claim, the Indemnified Party will have the right to undertake the defense, compromise or settlement of such claim at the expense and on behalf of and for the account and risk of the Indemnifying Party.

     (c) Anything in this Section to the contrary notwithstanding, (i) if there is a reasonable probability that a claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right, at its own cost and expense, to defend, and with the consent of the Indemnifying Party, to compromise or settle such claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, its successors and assigns, settle or compromise any claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party, a release from all liability in respect of such claim.

     14.5 No Setoff. Neither Seller nor Buyer shall have any right of setoff or offset against any payments due and owing to the other party hereunder.

     14.6 [Intentionally Deleted].

     14.7 Remedies Cumulative. Except as herein expressly provided, the remedies provided herein shall be cumulative and shall not preclude assertion by any party hereto of any other rights or the seeking of any other remedies against any other party hereto.]

     14.8 Expenses. Except as otherwise provided herein, each of the parties hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

     14.9 Press Releases. No party hereto shall issue any press release with respect to this Agreement or the transactions contemplated hereby, prior to Closing, without the prior consent of the other parties hereto except as may be required by the Bankruptcy Court, any applicable Federal or state securities laws or the regulations or requirements of a stock exchange or over-the-counter-market on which the shares of common stock of Seller are listed, after consultation with the other parties hereto. Nothing in this
Section 13.8 shall prohibit Seller from notifying its employees of the existence of this Agreement and the transactions contemplated hereby or discussing those transactions with their employees or vendors.

     14.10 Contents of Agreements. This Agreement (including the Exhibits and Schedules hereto), the Guaranty and any other agreement referred to herein (including, without limitation, the Initial Sales Agreement) set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby. This Agreement shall not be amended except by a written instrument making specific reference hereto and duly executed by each of the parties hereto. Any and all previous agreements and understanding between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement. Notwithstanding the foregoing, and except as otherwise expressly provided herein, the terms of the Initial Sales Agreement remain and shall remain in full force and effect.

     14.11 Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of each other party hereto.

     14.12 Waiver. No alteration, amendment or modification of any of the terms or provisions of this Agreement shall be valid unless made pursuant to an instrument in writing signed by both parties hereto, provided, that, the waiver by either party of compliance with any provision hereof or of any breach or default by the other party need only be signed by the party waiving such provision, breach or default. Waiver by either party hereto of any such breach or default by the other party shall not operate as a waiver of any other breach or default waived.

     14.13 Outside Dates. (a) The Approval Order shall be entered by no later than Monday, November 25, 1996, time being strictly of the essence, and the conditions set forth in Article 10 shall be satisfied by no later than Monday, November 25, 1996, time being of the essence. If the Approval Order shall not be entered on or prior to November 25, 1996, time being of the essence, if any stay shall be pending with respect to such order as of the close of business on November 29, 1996, time being of the essence, or if any condition set forth in
Article 10 shall not have been satisfied on or prior to November 25, 1996, time being of the essence, (i) Buyer shall have the right to elect not to proceed with the transactions contemplated herein upon the delivery of written notice to Seller, (ii) Buyer shall be entitled to retain the Due Diligence Fee notwithstanding its exercise of such right and (iii) if Buyer elects to exercise such right, (a) Buyer shall have no obligation or liability of any nature to Seller or its estate other than with respect to the Initial Sales Agreement, and
(b) Seller shall have no obligation or liability of any nature to Buyer other than the obligation to pay Buyer the Due Diligence Fee pursuant to the Initial Order.

     (a) If all of the conditions set forth in Article 10 shall have been satisfied as of Monday, November 25, 1996 and Seller is ready, willing and able to consummate the transactions contemplated herein but Buyer is unable to consummate the transactions contemplated herein then (i) Seller shall have the right to elect not to proceed with the transactions contemplated herein upon the delivery of written notice to Buyer, (ii) if Seller elects to exercise such right, Seller shall have no obligation or liability of any nature to Buyer except with respect to the Initial Sales Agreement and except for the obligation to pay Buyer the Due Diligence Fee pursuant to the Initial Order, and (c) Seller may commence an action against Buyer for money damages based on the extent, if any, to which Seller has been damaged by Buyer's failure to close.

     (b) If the Closing shall occur for any reason or under any circumstance after Thursday, November 28, 1996, time being of the essence, then the Closing shall be deemed to have occurred for purposes of this Agreement as of Thursday, November 28, 1996; it being understood and agreed that under such circumstances Buyer shall receive the benefit of all sales conducted in the Closing Stores after Thursday, November 28, 1996, and Buyer shall be responsible for those expenses, for which Buyer is responsible under the terms of this Agreement and the Addendum, that are attributable to the Closing Stores after Thursday, November 28, 1996. To account for the adjustment contemplated by this Section 13.12(c), Buyer and Seller shall jointly keep track of and tabulate the gross rings (exclusive of Sales Taxes) on Seller's cash registers in each of the Best Stores from and after November 29, 1996. For purposes of the Inventory and L/C Difference calculation in the Asset Adjustment Schedule, physical inventory at Closing will be the sum of (A) the cost of inventory per the Inventory Count pursuant to and in accordance with Section 3.3, (B) inventory associated with gross ring sales and (C) a shrink adjustment equal to the product of (i) gross rings at the retail price (exclusive of sales taxes) and (ii) 1.2%.

     14.14 Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated before the Closing occurs only as follows: (i) by written agreement of Buyer and Seller at any time, (ii) by Buyer by notice to Seller at any time, pursuant to the provisions of Section 13.13(a),
(iii) by Seller by notice to Buyer at any time, pursuant to the provisions of
Section 13.13(b), and (iv) by Buyer by notice to Seller at any time upon Seller's failure to comply with the conditions set forth in Section 10.8.

     14.15 Notices. Any notice, request, demand, waiver, consent approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy or sent, postage prepaid, by U.S. Post Office express mail, or by recognized overnight air courier service and shall be deemed given when so delivered personally, or telecopied or if mailed or sent by overnight courier service, on the scheduled delivery date, to the parties at the following addresses:

                        If to Buyer:

                                    Bernstein Financial Group, LLC
                                    1010 Northern Boulevard - Suite 330
                                    Great Neck, New York  10021
                                    Attn:  David Bernstein

                        and

                                    Jubilee Limited Partnership III
                                    1800 Moler Road
                                    Columbus, Ohio 43207
                                    Attn:  Legal Department
                        and

                                    Alco Capital Group, Inc.
                                    745 Fifth Avenue
                                    New York, New York 10151
                                    Attn: Alan Cohen

                        and

                                    The Nassi Group, LLC
                                    23622 Calabasas Road
                                    Suite 333
                                    Calabasas, California 91320
                                    Attn: Albert Nassi
                        with a copy to:

                                    Battle Fowler LLP
                                    75 East 55th Street
                                    New York, New York  10022
                                    Attn: Lawrence Mittman, Esq.
                                          Madlyn Gleich Primoff, Esq.

                        and a copy to:

                                    Irell & Manella LLP
                                    333 South Hope Street
                                    Suite 3300
                                    Los Angeles, CA  90071
                                    Attn: J. Christopher Kennedy, Esq.

                        If to Seller:

                                    Best Products Co., Inc.
                                    1400 Best Plaza
                                    Richmond, Virginia  23227
                                    Attn: Mr. Daniel H. Levy

                        with a copy to:

                                    Weil, Gotshal & Manges LLP
                                    767 Fifth Avenue
                                    New York, New York  10153
                                    Attn:       Harvey R. Miller, Esq.
                                                Adam C. Rogoff, Esq.

or to such other address or person as any party may have specified in a notice duly given to the party as provided herein.

     14.16 [Intentionally Deleted].

     14.17 Severability. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction in any case so long as the economic or legal substance of the transactions contemplated hereby is not affected in a manner adverse to any party.

     14.18 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of New York as applied to contracts made and fully performed in such state, without giving effect to the choice of law principles thereof. The parties hereto irrevocably submit to the exclusive jurisdiction of the United States Bankruptcy Court for the Eastern District of Virginia over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby except where mediation is otherwise expressly referred to herein. The Bankruptcy Court shall retain jurisdiction with respect to any matter, issue, claim or controversy arising out of or resulting from this Agreement or any of the transactions contemplated hereby or associated herewith, including any matter, issue, claim or controversy relating to Buyer's right to have received the Assets free and clear of any and all Encumbrances.

     14.19 No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and Buyer and their respective permitted successors and assigns and they shall not be construed as conferring, and are not intended to confer, any rights on any other persons (including, without limitation, any creditors of Seller).

     14.20 Section Headings. All section headings are for convenience only and shall in no way modify or restrict any of the terms or provisions hereof.

     14.21 Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement as if set forth herein in their entirety. Within ten (10) days after the date of execution of this Agreement, Seller shall provide Buyer with any Exhibits or Schedules not attached hereto on the date of execution of this Agreement.

     14.22 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and Seller and Buyer may become parties hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     14.23 Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

     14.24 Preparation of this Agreement. Buyer and Seller hereby acknowledge and agree that (i) Buyer and Seller jointly and equally participated in the drafting of this Agreement and all other agreements contemplated hereby, (ii) both Buyer and Seller have been adequately represented and advised by legal counsel with respect to this Agreement and the transactions contemplated hereby, and (iii) no presumption shall be made that any provision of this Agreement shall be construed against either party by reason of such role in the drafting of this Agreement and any other agreement contemplated hereby.

     IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have duly executed this Agreement on the date first above written.

                                     BEST PRODUCTS CO., INC.


                                     By: _________________________________
                                                 Name:  Daniel H. Levy
                                                 Title:Chairman and CEO


                                     JUBILEE LIMITED PARTNERSHIP III


                                     By: _________________________________
                                                 Name:
                                                 Title:


                                     BERNSTEIN FINANCIAL GROUP, LLC


                                     By: _____________________________
                                                Name:
                                                Title:


                                     ALCO CAPITAL GROUP, INC.


                                     By: _____________________________
                                                Name:
                                                Title:


                                     THE NASSI GROUP, LLC


                                     By: _____________________________
                                                Name:
                                                Title:

                                  SCHEDULE 3.3.1

                      ADJUSTMENTS TO THE CASH CONSIDERATION


For purposes of this exhibit, Inventory Value, Merchandise, On Order Merchandise, Merchant, and Sale shall be defined according to the Initial Sales Agreement. Initial Stores shall refer to the eighty-one (81) stores listed in Exhibit A to the Initial Sales Agreement.

I. The Cash Consideration of $410,000,000 shall be:

     (a) Reduced by an amount equal to 85.15% times the aggregate Inventory Value of the Merchandise in the Initial Stores, except for (a) On Order Merchandise and (b) Merchandise from Merchant's distribution centers located in Tacoma, Washington, Las Vegas, Nevada and Denver, Colorado in each such case received at the Initial Stores after October 31, 1996, as to which such percentage shall be the product of 85.15% times the complement of the then prevailing Sale discount at the time of receipt of such Merchandise at the Initial Stores; and

     (b) Increased by certain expenses incurred by Seller in connection with the Initial Sales Agreement from October 20, 1996 through Closing, which expenses shall only include (i) Leased Property Payments for the Initial Stores subject to Option Leases, and (ii) $10,000 per store plus utilities for the Initial Stores that are Owned Stores.

                                 Schedule 3.3.2

                            ASSET ADJUSTMENT SCHEDULE


I.   Projected September 30 Book Assets and L/C Inventory
     ----------------------------------------------------
                            (000's)

     Cash                                                            $  5,000
     Inventory                                                       $479,888 A
     L/C Inventory (before adjustment for import costs)              $ 61,694 B
     Other Current Assets                                            $ 20,465
     Equipment and Leasehold Improvements                            $ 77,259
     Other Assets                                                    $  9,515


II.  Adjustment Percentages

     Cash                                                                 100%
     Inventory and L/C Inventory                                         70.3%


III. Inventory and L/C Inventory Difference Calculation*


     Equals the difference between (I) the sum of A plus B and (II) physical inventory pursuant to the initial agreement plus the physical inventory at Closing (including layaway merchandise) plus in-transit domestic inventory where Best has title and has or will be obligated to pay for merchandise plus capitalized freight calculated in accordance with the Company's past policies minus valuation reserves calculated in accordance with the Company's past policies.


----------------------
* For purposes of this Agreement L/C Inventory will not be included on the "Closing Statement" pursuant to 3.3.2. Upon receipt at the distribution center (or stores if applicable), such merchandise will be added to the book value of the Inventory in accordance with Company's prior practices, and will be taken into account when calculating the final and total cash consideration as will be the payments noted in the following sentence. Upon notice from Seller, Buyer shall pay to Seller within one business day the amounts payable in accordance with the adjustment percentages noted in the "Asset Adjustment Schedule."

IV.  Equipment and Leasehold Improvements Adjustment

     $25,000 per store reduction in price (excluding jewelry stores), where equipment and fixtures cannot be conveyed.

     If Best cannot convey substantially all unencumbered movable furniture, fixtures, and equipment in the headquarters and distribution centers, then Best shall retain all movable unencumbered furniture, fixtures, and equipment in headquarters and distribution centers and reduce the Purchase Price by one million dollars. Buyer will be responsible for any removal costs associated with fixtures conveyed.

V.   Other Assets

     If assets held for resale are not delivered, Purchase Price will be reduced by 90% of the book value for the Chula Vista property, and $1,000,000 for the Toledo property.

VI.  Other Current Assets

     The Purchase Price will be adjusted by the differences to book values listed below multiplied by the percentages associated with such differences:

                                                                 Adjustment
      ($000's)                                  Book Value*      Percentage

      Trade A/R                                   1,003              50%
      Amex A/R                                       24              90%
      Coupons                                        40             100%
      Bankcard - BancOne                             33             100%
      Bankcard - Nabanco                             37             100%
      Other A/R                                     440              50%
      Freight Claims                                351              50%
      Prepaid Supplies                              629              25%
      Prepaid VEBA expenses                         426             100%
      Prepaid Rent Real Estate                    1,941             100%
      Prepaid Rent Equipment                        152             100%
      Site Fuel                                     105             100%
      Security Deposits+                            128              25%
      Recovery Claim                                355              25%

     * Book values will be calculated in accordance with Best's historical practices.

     + Excludes post-petition utility deposits.

                                  Schedule 6.2


                         Central Administrative Services




 15   Daily sales information, including:

  *   gross sales, net sales and discount by category
  *   sales tax reporting
  * sales by store, by department and by week only for comparable periods last year

 16   Daily cash reconciliation, including:

  *   cash management and reconciliation prepared by Agent on a daily basis
  *   credit card processing and management (if applicable)
  *   daily deposit information to reconcile weekly

 17 Weekly payroll processing and management, including detailed accounting of hours and benefits and presently performed payroll functions.

 18 Physical inventory taking and management, including management and tracking of inventory transfers and receipts.

 19 Management of POS to manage the sales process, including downloading of discounts (by SKU and/or by department) throughout the term of the Sale.

 20 Access and analysis of current SKU, price and cost files, including all information on which IVAL and Maintained Markup reports are based.

                                                       EXHIBIT  A

                             STORE CLOSING ADDENDUM

                                                      As of October 29, 1996

                        Upon execution by BEST PRODUCTS CO., INC. (the "Merchant"), a debtor in possession in a case under Chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") pending in the United States Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court"), this addendum (the "Addendum") is an integral, and non-severable part of the Asset Agreement, as defined below, between Merchant and Jubilee Limited Partnership III, Bernstein Financial Group, LLC, ALCO Capital Group, Inc., and The Nassi Group, LLC (hereinafter collectively referred to as the "Agent") for Agent to act as Merchant's sole and exclusive agent pursuant to the terms of this Agreement for the limited purpose of selling all of the Merchandise in Merchant's stores listed on Exhibit A attached hereto (collectively, the "Stores" and individually, a "Store") by means of a store closing or similar sale (the "Sale"). Simultaneously with the execution and delivery of this Addendum, the parties hereto are executing and delivering an Asset Purchase Agreement dated as of October 29, 1996 (the "Asset Agreement"). In consideration of the mutual promises and covenants contained herein and in the Asset Agreement and other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, Merchant and Agent hereby agree as follows:

            1. Sale and Agency. The Agent agrees to serve as Merchant's exclusive agent for the limited purpose of conducting the Sale of the Merchandise (as defined in Section 4(a) hereof) in accordance with the terms of this Addendum.


            2 Bankruptcy Court Approval. Merchant's and Agent's obligations hereunder are subject to approval of the Bankruptcy Court of this Addendum and the Asset Agreement and shall be of no force and effect in the event that such documents are not so approved and on a unitary and non-severable basis. As soon as practicable after Merchant's execution of this Addendum and the Asset Agreement, Merchant shall apply to the Bankruptcy Court for an order approving this Addendum and the Asset Agreement in their entirety and as a unitary non-severable whole (the "Approval Order"). With respect to the provisions of this Addendum, the Approval Order shall provide, in a form reasonably acceptable to counsel for the Agent and Merchant, that: (a) this Addendum is in the best interests of Merchant, Merchant's estate, creditors and other parties in interest; (b) this Addendum (and each of the transactions contemplated hereby) is approved in its entirety; (c) Merchant and Agent shall be authorized to take any and all actions as may be necessary or desirable to implement this Addendum and each of the transactions contemplated hereby; (d) Agent shall be entitled to sell all Merchandise hereunder free and clear of all liens, claims or encumbrances thereon; (e) Agent shall have the right to use the Stores for the purpose of conducting the Sale; (f) Agent, as agent for Merchant, is authorized to conduct the Sale as a store closing or similar type sale (the "Store Closing Sale"); (g) Agent shall be granted a limited license and right to use until the End Date the trade names, logos and customer lists relating to and used in connection with the operation of the Stores, solely for the purpose of advertising the Sales in accordance with the terms of the Addendum; (h) Agent shall have the right to use all Store-level assets and such other assets and services of Merchant designated in this Addendum, solely for the purposes and to the extent and for the duration set forth in this Addendum; (i) Agent is authorized to post signs, advertise and otherwise promote the Sale only as a "Store Closing Sale" or "Bankruptcy Court Authorized Store Closing Sale" or "Going Out of Business Sale" without further consent of any person other than Merchant, in a manner consistent with the Sale guidelines attached as Exhibit B hereto (the "Guidelines"); provided, however, that no signs shall be posted in or about any Store which shall be in violation of the lease for such Store, except as may be modified by the Approval Order, including the Guidelines; (j) each and every federal, state or local agency, department or governmental authority with regulatory authority over the Sale (collectively, the "Governmental Authority") and all newspapers and other advertising media in which the Sale is advertised shall be directed to accept the Approval Order as binding to allow Merchant and Agent to consummate the transactions provided for in this Addendum, including, without limitation, the conducting and advertising of the Sale as a "Store Closing Sale" or "Bankruptcy Court Authorized Store Closing Sale", and no further approval, license or permit of any Governmental Authority shall be required; (k) the Bankruptcy Court shall retain jurisdiction over the parties to enforce this Addendum; (l) Agent shall not be liable for any claims against the Merchant other than as expressly provided for in this Addendum and the Asset Agreement, and Agent shall have no successorship liabilities whatsoever; (m) sales of Merchandise shall be protected by section 363(m) of the Bankruptcy Code in the event that the Approval Order is reversed or modified on appeal; and (n) Agent's claims hereunder shall be entitled to priority under section 507(a)(1) of the Bankruptcy Code.

            3 The Inventory Count; Fixtures List. Merchant and Agent shall cause to be taken an "SKU" inventory of all Merchandise in accordance with the terms, conditions and procedures set forth more fully in the Asset Agreement. On the day immediately prior to the Inventory Date, representatives of Merchant will take a physical count and prepare a list of all Fixtures located in the Stores, which list will be verified, signed and approved by an authorized representative of Agent within two (2) days of the Inventory Date.

            4 Merchandise/On Order Merchandise.

                        1 The term "Merchandise" shall include (i) all merchandise and goods owned by Merchant and located at the Stores on the Start Date, at Merchant's distribution centers in Ashland, Virginia and Richmond, Virginia, and at Merchant's office space in New York, New York, and (ii) all On Order Merchandise (as hereinafter defined); provided, however, that "Merchandise" shall not include (A) goods which belong to sublessees, licensees or concessionaires of Merchant or which have been placed in the Stores on consignment or bailment; and (B) furniture, fixtures, equipment and improvements to realty located in the Stores (the "Fixtures").

                        2 "On Order Merchandise" shall mean first quality in season goods (A) to be received at the Stores in the ordinary course from Merchant's vendors on or before November 30, 1996, (B) which are consistent as to type and quality as Merchandise presently located in the Stores, (C) which are ticketed at Merchant's expense upon delivery to the Merchant's distribution centers or the Stores in a manner consistent with Merchant's historic practices and policies; provided, however, that consistent with such historic practices and policies all or a portion of such Merchandise may not physically display the price of such merchandise, (D) having an aggregate cost not in excess of $75,000,000, and (E) all of which is generally described in Exhibit C attached hereto.

                        3 Agent shall not bring any additional merchandise into any Store with the exception of Merchandise transferred from (i) another Store, (ii) one of Merchant's distribution centers, or (iii) Merchant's New York jewelry office.

                        4 Merchant shall retain all responsibility for any goods not included as "Merchandise" hereunder. Any layaway, repair or special order goods not constituting Merchandise, together with all contracts relating thereto, shall remain Merchant's liability and responsibility, but Agent shall cooperate with Merchant in administering such matters. Except as expressly provided in this Section 4(d), Agent shall have no cost, expense or responsibility in connection with any goods not included in Merchandise.

                        5  INTENTIONALLY DELETED.

                        6  Duration of the Sale; Vacating the Premises.

                        1 Unless otherwise provided for in the Asset Agreement the Sale shall start on the first day after the completion of the Inventory Count (with respect to each Store, the date that the Sale commences shall be referred to as the "Start Date"), and shall end no later than the close of business at each Store on February 28, 1997, unless extended by agreement of the parties (the "End Date"). Agent may terminate the Sale prior to the End Date at any Store in its discretion on fourteen (14) days' prior written notice to Merchant.

                        2 Except as otherwise provided for in the Asset Agreement, at the conclusion of the Sale, Agent (i) agrees to leave the Stores in "broom clean" condition and to leave the Stores in the same condition as on the Start Date, ordinary wear and tear excepted, (ii) shall vacate the Stores on or before the End Date, and (iii) shall surrender and deliver each of the Store premises and keys thereto to Merchant, or as otherwise directed by Merchant, as the Sale therein is completed.

            7 Gross Rings. In the event that Merchant and Agent agree under the terms of the Asset Agreement that the Sale may commence in any particular Store prior to the completion of the Inventory Count at such Store, then for the period from the Start Date for such Store, until the Inventory Count is taken in such Store, Agent and Merchant shall jointly keep a strict count of gross register receipts less applicable sales tax ("Gross Rings") and cash reports of sales within such Store. The register receipts shall show for each item sold the selling price and the Storewide or other discount granted by Agent in connection with such sales. All such records and reports shall be made available to Agent and Merchant during regular business hours upon reasonable notice.

            8 Proceeds

                        1  INTENTIONALLY DELETED

                        2  INTENTIONALLY DELETED

                        3 The term "Proceeds" shall mean the proceeds received from the sale of the Merchandise (which amount shall not include sales taxes) and the proceeds of Merchant's insurance, if any, for loss or damage to the Merchandise, or robbery of cash to the extent of insurance coverage of Merchant.

                        4 On the Start Date, Agent shall reimburse Merchant as of the start of business on the Start Date for all cash remaining in the Stores used for the purpose of refunds, exchanges, and cash registers.

                        5 After full payment of the cash consideration (the "Cash Consideration") to be paid by Agent and received by Merchant under the Asset Agreement, and the full payment of all Expenses of Sale, Agent shall retain all Proceeds of the Sale. All Merchandise remaining at the conclusion of the Sale shall become the property of the Agent, free and clear of all liens, claims, and encumbrances of any kind or nature.

                        6 All amounts required to be paid by Agent or Merchant under any provision of this Addendum, shall be made by wire transfer of immediately available funds which shall be wired by Agent or Merchant, as applicable, no later than 2:00 p.m. (Eastern Time) on the date that such payment is due; providing, however, that all of the information necessary to complete the wire transfer has been received by Agent or Merchant, as applicable, by 9:00 a.m. (Eastern Time) on the date that such payment is due. In the event that the date on which any such payment is due is not a business day then such payment shall be made by wire transfer on the next business day.

                        7 Agent shall provide a complete accounting to Merchant within thirty (30) days of the End Date of (i) all Proceeds from the Sale, (ii) all Sales Taxes collected during the Sale, and (iii) any other accountings required hereunder.

            9 Conduct of the Sale. Agent shall conduct the Sale in the manner in which Agent in its discretion reasonably deems fit, including, but not limited to, advertising, pricing of Merchandise, number and type of personnel, Store hours, Store maintenance and security, all in accordance with the applicable Store lease as may be modified by the Approval Order. Agent shall conduct the Sale in a commercially reasonable manner in accordance with the terms of this Addendum and the Approval Order. Unless otherwise agreed by Merchant, Agent shall only advertise the Sale as a "Store Closing Sale" or "Bankruptcy Court Authorized Store Closing Sale" or "Going Out of Business Sale" with reference to the specific Store location, subject to the terms of the Approval Order. Merchant will have the right to approve, within two (2) business days of notification to Merchant, all advertising prior to any commitment being made therefor by Agent; provided, however, that Merchant's approval shall not be unreasonably withheld and any failure by Merchant to respond to any advertising so submitted (other than any direct mailing to Merchant's customers) within two
(2) business days shall be deemed approved. All advertising shall be sent to Daniel H. Levy and W. Edward Clingman, Jr. via facsimile number (804) 261-6491. Agent recognizes that Merchant's name has an established reputation for quality in the community and shall conduct the Sale in a manner consistent with Merchant's reputation.

            10 Employees.

                        1 Agent may use Merchant's employees to the extent Agent deems feasible, and Agent may select and schedule the number and type of Merchant's employees required for the Sale. Notwithstanding the foregoing, Merchant's employees shall at all times remain employees of Merchant and shall not be considered or deemed to be employees of Agent; provided, however, that Agent shall be responsible for supervising all such employees used by Agent during the Sale and shall be responsible for the conduct or actions of such employees during the Sale. Agent's selection and scheduling of Merchant's employees shall at all times comply with all applicable laws and regulations. Agent shall provide Merchant with seven (7) days' prior written notice as to the number and type of employees, if any to be terminated prior to the End Date in each Store. Following the date of this Addendum, Merchant shall not transfer or dismiss any store-level employees (except "for cause") without Agent's consent, which consent will not be unreasonably withheld; provided, however, that Merchant may provide notices to its employees under WARN (as defined below).

                        2 On and after the Start Date, Agent agrees to pay Merchant within twenty four (24) hours after receipt of invoices therefor an amount equal to the sum of (i) the gross wage payroll paid to Merchant's employees used in the Stores by the Agent during the Sale plus (ii) an amount equal to twenty-one percent (21%) of such gross wage payroll to pay for (x) the related payroll taxes (including FICA and Unemployment), (y) worker's compensation and health care insurance benefits, and (z) holiday pay for Store employees in respect of the Thanksgiving and Christmas holidays (the amounts set forth in (x), (y) and (z), collectively, the "Benefits"). Agent shall not be responsible for the payment of Benefits in excess of 21% of the gross wage payroll (the "Fringe Benefit Cap"), and any amounts in excess of the Fringe Benefit Cap shall be paid by Merchant without reimbursement by Agent and shall not be an Expense of Sale (as defined in Section 11 hereof).

                        3  Except for Agent's  obligations to reimburse
Merchant for wages and Benefits (subject to the Fringe Benefits Cap) of employees used in the Stores by the Agent during the Sale as provided for above, Merchant and Agent acknowledge and agree that (i) nothing herein nor any of Agent's actions taken in respect hereto shall be deemed to constitute an assumption by Agent of any of Merchant's obligations relating to any of Merchant's employees including, without limitation, pension, withdrawal, severance pay, vacation leave or pay, sick leave or pay, maternity leave or pay, Worker Adjustment Retraining Act ("WARN") claims (if any) and other termination type claims and obligations; and (ii) Merchant hereby indemnifies Agent in respect to any claims asserted by any of Merchant's employees against Agent, except as to claims arising out of the negligence of Agent or wrongful acts or omissions of Agent or its representatives, and Merchant is solely and specifically responsible for all of Merchant's obligations under any collective bargaining agreements and any purported oral service contracts.

                        4 Agent shall indemnify and hold harmless Merchant for claims of Merchant's employees in the Stores arising with respect to the period of the Sale and arising solely out of the negligence or wrongful acts or omissions of Agent or its representatives. During the Sale, Agent shall maintain a safe working environment consistent with Merchant's policies and procedures applicable to the Stores which are furnished by Merchant to Agent prior to the Start Date.

                        5 In Agent's sole discretion, Proceeds may be used to pay, as an Expense of Sale, retention bonuses ("Retention Bonuses") (which bonuses shall be inclusive of payroll taxes but as to which no benefits shall be payable) to Store employees who do not voluntarily leave employment and are not terminated "for cause." Such Retention Bonuses shall be payable within thirty (30) days after the End Date, and shall be processed through Merchant's payroll system. Prior to the Start Date, Agent shall deliver to Merchant a description of Agent's proposed Retention Bonus program for the Sale. Following the Start Date Agent shall not, without Merchant's consent, make any change to such program which would adversely effect the interests of Store employees thereunder.

        11  Agent's Expenses of Sale; Bank and Charge Accounts.

                        1 Agent shall collect all Proceeds and shall pay all Expenses of Sale. "Expenses of Sale" shall be (i) the actual gross wage payroll paid to Merchant's employees used in the Stores by the Agent during the Sale, plus the cost of the Benefits for such employees, subject to the Fringe Benefit Cap, plus Retention Bonuses paid to such employees by Agent; (ii) advertising expense (at Merchant's contract rates, if available), including costs attributable to direct mail and other media; (iii) signage for the Sale;
(iv) security in the Stores including, without limitation, courier and guard services; (v) bank service charges, bank card fees and chargebacks; (vi) telephone charges for the Stores; (vii) Agent's expenses for supervisors at the Stores and at Merchant's central office facilities, including costs of travel;
(viii) 50% of the fees and costs of the Inventory Service to conduct the Inventory Count; (ix) a pro-rata portion of Merchant's casualty insurance premiums attributable to the Merchandise; (x) costs of general liability insurance required to be obtained under Section 24(b) below; (xi) costs of transfers of Merchandise during the Sale Term, other than transfers of On Order Merchandise to the Stores; (xii) Store trash removal; (xiii) personal property taxes for Merchandise located at the Stores pro rated for the period of time that the Agent is operating at such Stores, but in no event in excess of $125,000; (xiv) all housekeeping and cleaning expenses related to the Stores, which housekeeping and cleaning services shall be performed by Agent (including cleanliness and frequency) in a manner consistent with Merchant's present practices; (xv) all travel expenses payable to Merchant's employees relating to travel by such employees at the direction of the Agent, which shall include, without limitation, the cost of transferring Merchant's employees between Stores; (xvi) all costs and expenses of providing such additional Store-level services which the Agent in its reasonable discretion considers appropriate; and
(xvii) any other expenses directly attributable to the Sale, including additional Supplies, and any other expenses expressly required to be paid by Agent pursuant to this Addendum. To the extent that any Expenses of Sale are advanced by Merchant, Agent shall reimburse Merchant the total amount of same promptly following receipt of invoices therefor.

                        2 All cash Proceeds shall be deposited by Agent in agency accounts established by Agent (the "Agency Accounts"). Agent shall exercise sole signatory authority and control with respect to the Agency Accounts. Merchant shall promptly upon Agent's request execute and deliver all necessary documents to open and maintain the Agency Accounts.

                        3 Agent shall establish merchant identification numbers under Agent's name and shall process all credit card Proceeds under such numbers for Agent's account, and Merchant shall cooperate with Agent in such regard. Notwithstanding the foregoing, for a period not to exceed the first seven (7) days of the term of the Sale (or, with Merchant's consent (which consent will not be unreasonably withheld) a longer period), Agent shall have the right (but not the obligation) to use Merchant's credit card facilities (including Merchant's credit card terminals and processor(s), credit card processor coding, merchant identification number(s) and existing bank accounts) for credit card Proceeds. In the event that Agent elects so to use Merchant's credit card facilities, Merchant shall process credit card transactions on behalf of Agent and for Agent's account, applying customary practices and procedures. Without limiting the foregoing, Merchant shall cooperate with Agent to down-load data from all credit card terminals each day during the Sale Term and to effect settlement with Merchant's credit card processor(s), and shall take such other actions reasonably necessary to process credit card transactions under Merchant's merchant identification number(s). Merchant shall deposit all credit card Proceeds actually received from Merchant's credit card processor(s) into a designated account and shall transfer such Proceeds to Agent daily (on the date received by Merchant if received prior to 12:00 noon, or otherwise within one business day) by wire transfer of immediately available funds. Merchant shall not be responsible for and Agent shall pay as an Expense of Sale hereunder, all credit card fees, charges, and chargebacks related to the Sale, whether received prior to or after the End Date.

            12  Sales Taxes.

                        1 During the Sale, Agent shall collect all sales, excise and gross receipts taxes (but not income taxes) (collectively, the "Sales Taxes") payable to any taxing authority having jurisdiction, which taxes shall be added to the sales price and be paid by the customer at the time Merchandise is purchased. Agent shall pay to Merchant by wire transfer the amount of the Sales Taxes collected four (4) days prior to the due date and Merchant agrees to deposit such taxes in Merchant's own name, such funds to be used solely for payment of Sales Taxes when due. Merchant shall file all necessary tax returns, reports and forms for Sales Taxes. Merchant will be given access to the computation of gross receipts for verification of all Sales Tax collections, and Agent warrants the accuracy of all information Agent provides to Merchant relating to Sales Taxes.

                        2 Provided Agent complies with its obligations under Section 12(a) hereof to collect and remit the Sales Taxes to Merchant, Merchant shall indemnify and hold Agent harmless from and against any and all costs (including, but not limited to, reasonable attorneys' fees), assessments, fines or penalties which Agent actually sustains or incurs as a direct or indirect result or consequence of the failure by Merchant to pay the Sales Taxes to the proper taxing authorities and/or the failure by Merchant to promptly file with taxing authorities any and all returns, reports and other documents required by applicable law to be filed or delivered to such taxing authorities. The Agent shall indemnify and hold Merchant and its officers, directors and other "responsible persons" (as such term or similar term is defined under the law of the applicable taxing jurisdiction) harmless from and against any and all costs including, but not limited to, reasonable attorney's fees, assessments, fines or penalties which Merchant and its officers, directors and other "responsible persons" (as such term or similar term is defined under the law of the applicable taxing jurisdiction) actually sustain or incur as a direct or indirect result or consequence of the failure by the Agent to fulfill its obligations under Section 12(a) hereof.

            13 Use of Supplies, Trade Names, Logos, Customer Lists and Central Office Services.

                                     Merchant covenants and warrants that it has
not and will not remove any supplies, including, but not limited to, bags, boxes, twine, paper and similar sales materials ("Supplies"), from the Stores in contemplation of this Agreement other than by use of Supplies in the ordinary course of business prior to the Sale; provided, however, that Merchant does not warrant that the existing Supplies in the Stores as of the Start Date are adequate for the purposes of the Sale. In addition, Agent shall be granted a limited license and right to use until the End Date the trade names, logos and customer lists solely relating to and used in connection with the operation of the Stores and solely for purpose of advertising the Sales in accordance with the terms of this Agreement. Merchant shall have the right to approve all direct mailing advertising proposed to be used by Agent prior to Agent's distribution thereof, which approval shall not be unreasonably withheld.

            14 Terms of Sales to Customers. All sales to customers shall be for cash or upon bank credit cards (excluding private label cards). All sales shall be advertised as "FINAL," and all sales receipts shall be marked "FINAL." Any consumer complaints or other matters relating to periods or sales prior to the Start Date (e.g., gift certificates, layaways, credits, returns) shall be referred to a designated representative of Merchant.

            15 Return of Merchandise. During the Sale, Agent shall not accept returns of merchandise sold by Merchant from the Stores prior to the Start Date.

            16 Merchant's Expenses. During the Sale, Merchant shall be responsible for payment of the following items, none of which shall be deemed an Expense of Sale: (i) any Benefits in excess of the Fringe Benefit Cap; (ii) all other employee benefits, including but not limited to union dues, termination pay, pension benefits, severance pay, vacation pay, sick leave or pay, maternity leave or pay, and WARN claims (if any); (iii) major maintenance and structural repair; and (iv) any other expenses not directly attributable to the Sale and any other expenses expressly required to be paid by Merchant pursuant to this Addendum. To the extent that any expenses of Merchant under this Addendum are advanced by Agent, Merchant shall reimburse Agent for the total amount of same promptly following receipt of invoices therefor.

            17 Reporting; Right of Access. Agent shall furnish Merchant with weekly reports including, without limitation, reports that comply with the Merchant's current reporting to its central office, reflecting the progress of the Sale which shall specify the Proceeds received to date, and shall furnish Merchant with such other information regarding the Sale as Merchant reasonably requests. During the course of the Sale, Merchant shall have the right to have representatives continually act as observers of the Sale in the Stores so long as they do not interfere with the conduct of the Sale.

            18 INTENTIONALLY DELETED.

            19 Letter of Credit. In order to secure all of Agent's obligations under this Agreement, and in addition to Agent's indemnification obligations under this Addendum, the Agent shall furnish to Merchant, on the Start Date, an irrevocable standby Letter of Credit in the original face of ten million dollars ($10,000,000) (the "Letter of Credit") for the benefit of Merchant and its officers, directors and other "responsible persons" (as such term or similar term is defined under the law of the applicable taxing jurisdiction), issued by Wells Fargo Bank, N.A. and National City Bank, Columbus Ohio or other similar national bank reasonably acceptable to Merchant. On the sixtieth (60th) day after the End Date, the Letter of Credit shall automatically be reduced to an amount equal to seven million dollars ($7,000,000), which Letter of Credit shall have an expiry date of six months after the End Date (the "Reduced Letter Of Credit").

            20 Merchant's Warranties and Representations and Covenants. Merchant hereby warrants and represents as follows:

                   1   Except as affected by the  provisions of the Bankruptcy
Code or as otherwise determined by the Bankruptcy Court or provided for in the Approval Order, as of the date of entry of the Approval Order (i) this Addendum and all other documents executed by Merchant in accordance with this Addendum are the valid and binding obligations of Merchant enforceable in accordance with their terms; (ii) Merchant has taken all necessary corporate action required to authorize the execution, performance and delivery of this Addendum and related documents; (iii) no court order or decree of any federal, state or local government authority, or other action known to Merchant, is in effect which will or may prevent or impair consummation of the transactions contemplated by this Addendum; and (iv) the consent of any person or entity (other than the Bankruptcy Court), including any landlord, is not required with respect to the transaction contemplated herein.

                    2   Merchant  owns and will own at the Start Date and
during the Sale good title to all of the Merchandise, free and clear of all liens, claims and encumbrances of any nature except for presently existing liens, claims and encumbrances which, in accordance with the Approval Order shall attach only to the Cash Consideration.

                    3   Since  September 1, 1996,  Merchant has not  conducted
any promotions or advertised sales at the Stores, except promotions and sales in the ordinary course of business, copies of which promotions and advertised sales have been provided by Merchant to Agent and which are listed by publication and date in Exhibit D attached hereto.

                    4   No actions or proceedings  have been instituted  against
Merchant or, to the best of Merchant's knowledge (limiting such knowledge to Daniel H. Levy and W. Edwards Clingman, Jr.), have been threatened, preventing or which may prevent the consummation of the transactions contemplated by this Agreement.

                    5   INTENTIONALLY DELETED

                    6   INTENTIONALLY DELETED

                    7   Since September 1, 1996, Merchant has maintained its
pricing files in the ordinary course of business, and prices charged to the public for goods (whether in-Store, by advertisement or otherwise) are the same in all material respects as set forth in such pricing files for the periods indicated therein, except for the promotions and sales described in Section 20(c). All such pricing files and records are true and accurate in all material respects as to the actual cost to Merchant for purchasing the goods referred to therein and as to the selling price to the public for such goods as of the dates and for the periods indicated therein.

                     8   INTENTIONALLY DELETED

                     9   Merchant  shall  ticket or mark all items of  inventory
received at the Stores prior to the Start Date (including, without limitation, all On Order Merchandise), in a manner consistent with similar Merchandise located at the Stores and in accordance with Merchant's historic practices and policies relative to pricing and marking inventory; provided, however, that consistent with such historic practices and policies, all or a portion of such Merchandise may not physically display the price of such merchandise.

                    10   Since  September  1, 1996,  all point of sale  activity
at the Stores has occurred and will occur up to the Start Date in the ordinary course of business and consistent with promotions described in Sections 20(c) and 20(k).

                    11   Merchant  covenants,  from the date of this Addendum to
the Start Date, (i) to continue selling inventory during such period at customary prices (and subject to clause (ii) below), (ii) to not promote or advertise any sales relating to the Stores or in-Store promotions (including POS promotions) to the public other than as set forth in Section 10.8 of the Asset Agreement), (iii) not to return voluntarily inventory that shall constitute Merchandise located at the Stores to vendors (other than defective or damaged merchandise returned to vendors consistent with Merchant's historic practices and policies), and (iv) not to transfer supplies or inventory that shall constitute Merchandise between or among Stores, and the Merchant's distribution centers, except as expressly permitted herein.

                     12 To the best of Merchant's knowledge (limiting such knowledge to Daniel H. Levy and W. Edwards Clingman, Jr.), all Merchandise is in compliance with all applicable federal, state or local product safety laws, rules and standards. To the extent presently existing and available, Merchant shall provide Agent with its historic policies and practices regarding product recalls prior to the taking of the inventory at the Stores.

                     13   Throughout  the Sale Term,  the Agent shall have the
right to the unencumbered use and occupancy of, and peaceful and quiet possession of, each of the Stores, the assets currently located at the Stores, and the services provided at the Stores, subject to the terms of Store leases and other agreements, all of which are made reasonably available by Merchant to Agent prior to the Start Date, except to the extent the same are modified by the Approval Order. Merchant shall throughout the Sale Term maintain in good working order, condition and repair, at its sole expense (except to the extent resulting from Agent's negligence, wrongful acts or omissions, in which event Agent shall bear such expense as an Expense of Sale), all cash registers, heating systems, air conditioning systems, elevators, escalators, Store alarm systems, and all other mechanical devices used in the ordinary course of operation of the Stores.

                      14 Merchant has paid and will continue to pay throughout the Sale Term, all undisputed post-petition obligations in respect of self-insured or Merchant funded employee benefit programs for employees, including health and medical benefits and insurance and all proper claims made or to be made in accordance with such programs.

                      15 Merchant has not and shall not throughout the Sale Term take any actions the result of which is to increase salaries or other amounts payable by Agent to employees used in the Stores, other than increases to minimum wage as required by applicable law.

                      16 Except as disclosed on Exhibit E attached hereto (i) Merchant is not a party to any collective bargaining agreements with its employees, (ii) to the best of Merchant's knowledge (limiting such knowledge to Daniel H. Levy and W. Edward Clingman, Jr.), no labor unions represent Merchant's employees at the Stores, and (iii) to the best of Merchant's knowledge (limiting such knowledge to Daniel H. Levy and W. Edward Clingman, Jr.), there are currently no strikes, work stoppages or other labor disturbances affecting the Stores, Merchant's central office facilities or distribution centers.

                       17 As of the date of this Addendum, to the best of Merchant's knowledge (limiting such knowledge to Daniel H. Levy and W. Edward Clingman, Jr.), Merchant is current in the payment of all undisputed post-petition utility, tax, insurance and advertising liabilities. Merchant agrees that in the event that Agent receives notice that any such undisputed post-petition liability is overdue and, as a direct result of such nonpayment, Agent is unable to advertise the Sale with any newspapers, magazines, radio or television stations or other media providers which target or serve the market areas of the Stores or is unable to obtain Merchant's contract rate with any such provider, Merchant shall immediately pay such post-petition, undisputed applicable balances in full.

                        21 Agent's Warranties, Representations and Covenants. Agent hereby warrants and represents as follows:

                                1  INTENTIONALLY DELETED.

                                2  (i) This Addendum and all other documents
executed by Agent in accordance with this Addendum are the valid and binding obligations of Agent enforceable in accordance with their terms; (ii) Agent has taken all necessary action required to authorize the execution, performance and delivery of this Addendum and related documents; (iii) no court order or decree of any federal, state or local government authority, or other action known to Agent, is in effect which will or may prevent or impair consummation of the transactions contemplated by this Amendment; and (iv) the consent of any person or entity is not required with respect to the transaction contemplated herein.

                                 3  There is no outstanding order, judgment,
injunction award or decree of any court, governmental or regulatory body or arbitration tribunal by which the Agent is bound which would materially interfere with this transaction, and there shall be no action, suit, claim, legal, administrative or arbitral proceedings or investigation (whether or not the defense thereof or liabilities in respect thereof are covered by insurance) against the Agent which would, if determined adversely to the Agent, be likely to have a material adverse effect upon the transactions contemplated hereby, nor to the best of Agent's knowledge, are there any facts which are likely to give rise to any such action, suit, claim or legal, administrative or arbitral proceeding or investigation.

                                 4  INTENTIONALLY DELETED

                                 5  No actions or proceedings  have been
instituted against Agent or, to the best of Agent's knowledge, have been threatened, preventing or which may prevent the consummation of the transactions contemplated by this Addendum.

                                 6   In conducting the Sale contemplated by the
Addendum, Agent shall comply with all applicable federal, state and local laws, ordinances, rules and regulations with respect to such Sale, except for such laws, ordinances, rules and regulations which have been superseded by the Approval Order.

                                 7   As of September 30, 1996, Agent had
tangible net worth in excess of one million dollars ($1,000,000).

                           22  Conditions  Precedent.  As an express  condition
precedent to all of  Merchant's  and Agent's  obligations hereunder:

                                 1   Merchant  shall have obtained the Approval
Order by November 25, 1996 approving this Addendum and the Asset Agreement, and the Approval Order shall not have been stayed nor shall an application for a stay of the Approval Order be pending;

                                 2   Merchant  shall  have  received  the Cash
Consideration to be paid by Agent at Closing under the Asset Agreement and the Letter of Credit provided in Section 19 hereof; and

                                 3   All the  representations  and  warranties
of Merchant and Agent made hereunder are and shall continue to be true and correct in all material respects, and neither Merchant nor Agent shall have breached any of its respective covenants or agreements hereunder.

                           23  INTENTIONALLY DELETED


                           24  Insurance.

                                 1   Merchant at its expense shall  continue
until the End Date, in such amounts as Merchant currently has in effect, all of Merchant's liability insurance policies, including but not limited to, comprehensive public liability policies covering injuries to persons and property in or in connection with Merchant's operation of the Stores and, from and after the Start Date, shall cause Agent to be named as additional insured, as its interests may appear, with respect to all such policies. On or before the Start Date, Merchant shall deliver to Agent certificates evidencing such insurance policies, setting forth the duration thereof and the naming of Agent as an additional insured, as its interests may appear, in accordance with the provisions hereof, all in form reasonably satisfactory to Agent. Merchant shall be responsible for the payment of all deductibles, retentions or self-insured amounts under such policies except in the event liability arises by reason of the wrongful acts or omissions or negligence of Agent or Agent's employees, agents or independent contractors, in which event such amounts shall be the responsibility of the Agent.

                                  2   Agent shall purchase on behalf of
Merchant, as an Expense of Sale hereunder, liability insurance coverage, which shall continue in effect until the End Date, with limits in the amount of one million dollars ($1,000,000) per occurrence, two million dollars ($2,000,000) general aggregate per location, with excess umbrella coverage with limits of fifteen million dollars ($15,000,000), which shall include, but not be limited to, comprehensive public liability policies covering injuries to persons and property in or in connection with the operation of the Stores from and after the Start Date and until the End Date. Agent shall be named as an additional insured, as its interests may appear, with respect all such policies. On or before the Start Date, Agent shall deliver to Merchant certificates evidencing such insurance policies, setting forth the duration thereof, all in form reasonably satisfactory to Merchant. Agent shall be responsible for the payment of all deductibles, retentions or self-insured amounts under such policies except in the event liability arises by reason of the wrongful acts or omission or negligence of Merchant or Merchant's employees, agents (other than Agent or Agent's employees, agents or independent contractors) or independent contractors, in which event such amounts shall be paid by Merchant.

                                  3   At Agent's expense as an Expense of Sale
hereunder, Merchant shall continue its current property insurance on the Merchandise in a total amount at least equal to the cost value thereof, with the existing or, in Agent's discretion (and at Agent's expense) more favorable deductibles. From and after the Start Date, said coverage will contain a loss payable clause in Agent's favor. In the event of a loss to the Merchandise occurring on or after the Start Date, the proceeds of such insurance attributable to the Merchandise shall be paid to Agent and such proceeds shall be included as part of the Proceeds. On or before the Start Date, Merchant shall deliver to Agent certificates evidencing such insurance policies, setting forth the duration thereof and the naming of Agent as a loss payee in accordance with the provisions hereof, all in form reasonably acceptable to Agent. Agent shall be responsible for the payment of all deductibles or self-insured amounts under such policies except in the event liability arises by reason of the wrongful acts, omissions or negligence of Merchant or Merchant's employees, agents and independent contractors (other than Merchant's employees, agents and independent contractors under the direct supervision of Agent), in which event such amounts shall be paid by Merchant.

                                  4   Merchant  shall at all times  during  the
Sale maintain in full force and effect Worker's Compensation Insurance in compliance with all statutory requirements.

                                  5   A list of all of Merchant's  insurance
policies currently in effect setting forth the name of the insurer, the type of policy, the limits of coverage, deductibles and self-insurance amounts is set forth on Exhibit F hereto.

                        25   Agent's  Right of Access  and  Usage of  Equipment.
Merchant agrees to grant and provide Agent peaceful and quiet possession of the Stores during the Sale subject to the terms of the Store leases, except as modified by the Approval Order, and to take no action relating to the Stores which would disturb such possession, including any action to modify or terminate any existing ADT or similar security system or cash register maintenance agreements or remove any of the furniture, fixtures or equipment from the Stores. Merchant agrees to maintain in operation at the expense of Merchant (except as provided for above) for the benefit of Agent (i) the point of sale equipment in the Stores during the period of the Sale and (ii) the management information systems during the period of the Sale and for a period of ten (10) days after the End Date. Agent shall have reasonable access to such systems for the purposes of preparing any reports, monitoring the progress of the Sale, rendering the accountings required hereunder, and for such other information reasonably required to conduct the Sale.

                        26   Indemnification.

                                   1  In  addition  to the other
indemnification obligations of the parties provided for in this Addendum, Merchant agrees to indemnify and defend and hold harmless Agent from any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, costs and expenses, asserted against, resulting to or imposed upon Agent, directly or indirectly, by reason of or resulting from the following by Merchant: (i) any material breaches or failure to comply with any of the agreements, covenants, representations or warranties contained in this Addendum, (ii) any negligent or wrongful acts or omissions of Merchant or its employees, agents or independent contractors (other than Merchant's employees, agents or independent contractors under Agent's direct supervision), or (iii) any failure to pay any and all obligations under this Addendum.

                                    2  In addition to the other  indemnification
obligations of the parties provided for in this Addendum, Agent agrees to indemnify and defend and hold harmless Merchant from any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, without limitation, interest, penalties and reasonable attorneys' fees, costs and expenses, asserted against, resulting to or imposed upon Merchant, directly or indirectly, by reason of or resulting from the following by Agent: (i) any material breaches or failure to comply with any of the agreements, covenants, representations or warranties contained in this Addendum, (ii) any negligent or wrongful acts or omissions of Agent or its employees, agents or independent contractors, or (iii) any failure to pay any and all obligations under this Addendum, including without limitation, the reimbursement of Expenses of Sale.

                        27 Events of Default. The following shall be "Events of Default" hereunder:

                                    1  Merchant or Agent shall fail to perform
any material obligation hereunder or under the Asset Agreement if such failure remains uncured for five (5) days after written notice thereof; or

                                    2  any representation or warranty made by
the Merchant or Agent hereunder proves untrue when made; or

                                    3  the Sale is  terminated  at a Store for
reasons other than a default, breach or other action by the Agent that is not authorized hereunder. Any party's entitlement to damages or equitable relief on account of an Event of Default shall be determined by the Bankruptcy Court.

                        28  INTENTIONALLY DELETED

                        29  INTENTIONALLY DELETED

                        30 Amendments. This addendum may not be modified except in a writing executed by each of the parties.

                        31 Successors and Assigns. This Addendum shall not inure to the benefit of, nor shall it be assignable to, any person or entity other than Merchant and Agent. All of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the successors in interest of the respective parties hereto.

                        32  INTENTIONALLY DELETED

                        33  INTENTIONALLY DELETED

                        34 Section Headings. The headings of the sections of this Addendum are inserted for convenience only and shall not be considered for the purpose of determining the meaning or legal effect of any of the provisions of this Agreement.

                        35 Definitions. Unless otherwise defined herein, all defined terms shall have the meaning ascribed to same in the Asset Agreement.

Exhibits to Store Closing Addendum

Exhibit A - Available in hard copy upon request.
Exhibit B - Follows this page.
Exhibit C - Available in hard copy upon request.
Exhibit D - Available in hard copy upon request.
Exhibit E - Available in hard copy upon request.
Exhibit F - Available in hard copy upon request.

                                    EXHIBIT B

                  GUIDELINES FOR CONDUCT OF STORE CLOSING SALES

                             BEST PRODUCTS CO., INC.


1. The sale shall be conducted so that the subject Store remains open during that Store's normal hours of operation provided for in the lease for that Store, and the existing terms of Merchant's leases for the Stores shall control (i) the operation of the Stores during the Store Closing Sales and
     (ii) the conduct of the Store Closing Sales, except as otherwise expressly provided for in the Approval Order (including these Guidelines).


2. The Sale shall be conducted in accordance with applicable state and local "Blue Laws".

3. The Agent shall not use flashing lights or any type of amplified sound on the leased premises or on any common areas to advertise the Sales or solicit customers for the Sale at that Store.

4. A Sale shall end no later than February 28, 1997, except as otherwise provided for in the Addendum. The Agent shall give notice to the affected landlord, as soon as practicable, as to the anticipated end date for the Sale. Best shall give notice to any affected landlord of its consent to any extension of the February 28, 1997 end date and the landlord may take such appropriate action in the Bankruptcy Court that it my deem appropriate without prejudice to the opposition of Merchant or Agent.

5. At the conclusion of a Sale, the Agent shall vacate the Stores in broom-clean condition, and shall leave the Stores in the same condition as on the commencement of the Sales, ordinary wear and tear excepted.

6. After the commencement of the Store Closing Sales, Agent shall not augment or otherwise bring any new merchandise into the Stores, other than merchandise presently owned by Merchant or On-Order Merchandise from Merchant's existing vendors.

7. With respect to the advertising of the Store Closing Sales, Merchant and/or Agent shall be permitted to promote and advertise the Sale as a "Going Out of Business," "Store Closing" and "Bankruptcy Court Authorized Store Closing Sale", including, without limitation, by means of electronic and print media advertising and in-Store and exterior signage (i.e., banners, A-frame, display and hanging signs); provided that all such signage shall be professionally lettered, and all banners and hanging signs shall be hung in a professional manner.

8. With respect to any Store located in a mall, store front signs must be on a pedestal or hung inside the Store at least one (1) foot from the window and there may be no more than one sign for every eight feet of window. Nothing contained herein shall be construed to create or impose upon the Agent any additional restrictions not contained in the applicable lease agreement.

9. Conspicuous signs shall be posted at the Stores to the effect that all sales are "final."

10. The Agent shall not make any alterations to the storefront or exterior walls of any of the Stores (including the removal of Store signs).

11. The Agent shall not make any alterations to interior or exterior Store lighting.

12.  INTENTIONALLY DELETED

13. Merchant and/or Agent shall not, without further authorization of the Bankruptcy Court, conduct an auction for the sale of Fixtures in the Stores. Merchant, however, reserves its right to request, upon notice to creditors, authorization by the Bankruptcy Court to auction any Fixtures remaining unsold at the end of the Store Closing Sales.

14. Except as modified by these guidelines, or any order of the Bankruptcy Court in which the Merchant's chapter 11 case is pending, all provisions of any lease with respect to the affected premises shall remain in full force and effect.

15. Removal by the Agent of inventory or equipment must be before or after regular business hours of the Store, so as not to disrupt the operations of other tenants or disturb customers, and in a manner reasonably satisfactory to Store's landlord.

     The Agent shall not remove from any Store any property so affixed to the real estate that an interest therein arises under real estate law (i.e., "fixtures" within the meaning of the Uniform Commercial Code).

17. All defined terms shall have the meaning ascribed to same in the Approval Order and the Addendum.

                                                              EXHIBIT 4.3(c)
                                    GUARANTY



                        GUARANTY, made as of the __ day of November 1996, by JUBILEE LIMITED PARTNERSHIP III, an Ohio limited partnership ("Jubilee"), THE NASSI GROUP, LLC, a California limited liability company ("Nassi"), BERNSTEIN FINANCIAL GROUP, LLC, a Delaware limited liability company ("Bernstein"), and ALCO CAPITAL GROUP, INC., a Delaware corporation ("Alco"; each of Jubilee, Nassi, Bernstein and Alco, individually a "Guarantor" and, collectively, the "Guarantors"), in favor of BEST PRODUCTS CO., INC., a Virginia corporation ("Best"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Asset Purchase Agreement (defined below).

                        WHEREAS, Best commenced a case under chapter 11 of title 11 of the United States Code, 11 U.S.C. Sections 101 et seq. (the "Bankruptcy Code"), in the United States Bankruptcy Court for the Eastern District of Virginia (the "Bankruptcy Court") on September 24, 1996, which case is stylized as Case No. 96-35267-T;

                        WHEREAS, Best and the Guarantors entered into a certain Agreement, dated as of October 29, 1996 (the "Asset Purchase Agreement"), which provides, among other things, (i) for Best to sell and Buyer to purchase certain of the assets of Best in accordance with, inter alia, sections 105, 363, 365 and 1146(c) of the Bankruptcy Code, and (ii) that, subject to the terms and provisions of this Guaranty, the cost and expense of damages resulting from the rejection of any one or more Option Leases at any time shall be borne solely by Best and its chapter 11 estate and shall be a claim against Best and its chapter 11 estate to be satisfied pursuant to a plan of reorganization for Best confirmed by the Bankruptcy Court in the Bankruptcy Case;

                        WHEREAS, as contemplated by the Asset Purchase Agreement, the Guarantors are required to deliver to Best a guaranty of certain amounts with respect to the allowed amount of the claims resulting from the rejection pursuant to section 365 of the Bankruptcy Code of the Option Leases, as such claims are limited by section 502(b)(6) of the Bankruptcy Code or otherwise;

                        WHEREAS, Best has simultaneously herewith paid to the Guarantors, as consideration for the issuance by the Guarantors of this Guaranty, a fee in the amount of Two Million Dollars ($2,000,000) (the "Guaranty Fee"); and

                        WHEREAS, simultaneously herewith the Guarantors shall cause to be delivered to Best the Letter of Credit described in Section 3 hereof.

                        NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is hereby agreed as follows:

                        Section 1. Guaranty. (a) The Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantee to Best, on the terms and subject to the conditions set forth herein, to pay the "Guaranteed Amount" on demand therefor. The Guaranteed Amount shall mean that amount which is equal to (x) the amount, if any, by which (i) the aggregate of all Allowed Rejection Claims (as defined in Section 1A below), up to an amount equal to Sixty-Five Million Dollars ($65,000,000) (subject to adjustment as set forth in Section 2 below) (the "Ceiling"), exceeds (ii) Forty Million Dollars ($40,000,000) (subject to adjustment as set forth in Section 2 hereof) (the "Floor") multiplied by (y) the sum of the Initial Dividend Rate and the Final Dividend Rate (as each are defined in Section 1A below). For example, if the aggregate of all Allowed Rejection Claims were determined to be $45,000,000, then: if the Initial Dividend Rate were 20% and if the Final Dividend Rate were 10%, then the Guaranteed Amount would be $1,500,000 (i.e. $45,000,000 minus $40,000,000 multiplied by 30% equals $1,500,000). In no event and under no circumstance shall the Guarantors be required to pay to Best under this Guaranty or otherwise any amounts to be paid by Best on account of any Allowed Rejection Claims in excess of the Ceiling.

              Section 1A.  Definitions.  The
following terms as used herein shall have the following meanings: (i) "Allowed Rejection Claims" shall mean the aggregate amount of all timely filed claims (each, a "Rejection Claim") against Best in the Bankruptcy Case resulting or arising from the rejection pursuant to section 365 of the Bankruptcy Code of Option Leases (as such claims are limited by section 502(b)(6) of the Bankruptcy Code or otherwise), which amounts shall have been fixed, determined and allowed pursuant to final orders of the Bankruptcy Court with respect to such Rejection Claims; provided, however, that for purposes of this Guaranty, no Allowed Rejection Claim shall include any environmental claims or any liabilities, obligations, fees, costs or expenses relating to such environmental claims in any way; (ii) "final order" shall mean, with respect to any Allowed Rejection Claim, an order of the Bankruptcy Court or a court of competent jurisdiction that may hear appeals from the Bankruptcy Court, which order is no longer subject to review, reversal, modification or attack by rehearing, appeal, review, writ of certiorari or otherwise; (iii) "Initial Dividend Rate" shall mean the aggregate amount of initial distributions in cash to be made to all holders of allowed general unsecured claims under the Plan of Reorganization (as defined below), expressed as percentage of all allowed general unsecured claims in the aggregate, which Initial Dividend Rate shall be jointly agreed upon by Best and the Guarantors based on an accounting of allowed general unsecured claims under the Plan of Reorganization and the initial distributions in cash made in respect thereof; and (iv) "Final Dividend Rate" shall mean the amount of all distributions, subsequent to the initial distributions, to be made to all holders of allowed general unsecured claims under the Plan of Reorganization, expressed as percentage of all allowed general unsecured claims in the aggregate, which Final Dividend Rate shall be jointly agreed upon by Best and the Guarantors based on a final accounting of all allowed general unsecured claims under the Plan of Reorganization and the distributions made in cash in respect thereof.

                                    (b)  Subject to and in accordance with the
terms of this Guaranty, demand for payment may be made upon the Guarantors hereunder on either or both of the following dates: (A) any date (the "Initial Demand Date") after (i) distributions to allowed general unsecured creditors shall have commenced under a plan of reorganization for Best, which plan has been confirmed by the Bankruptcy Court (as so confirmed, the "Plan of Reorganization"), and as to which "substantial consummation" (as defined under section 1101 of the Bankruptcy Code) has occurred; and (ii) there has been a determination by means of an accounting performed by, or at the mutual request of, the Guarantors and Best, that (x) the aggregate amount of Allowed Rejection Claims, as limited by the Ceiling, exceeds (y) the Floor; and (B) the date (the "Final Demand Date") which is ten days after the date on which a Final Dividend Rate is determined based upon a final accounting with respect to all timely filed unsecured claims under the Plan of Reorganization. In no event and under no circumstance shall any payments be made hereunder by the Guarantors in excess of the Guaranteed Amount.

                                     (c)  It is hereby agreed that if it shall
be determined by means of the accounting described in clause (b)(A)(ii) above that (x) the Allowed Rejection Claims are less than (y) the Floor, Best shall pay to Guarantors upon written demand therefor (I) on the Initial Demand Date that amount which is equal to (i) (e) the Floor minus (f) the aggregate amount of the Allowed Rejection Claims multiplied by (ii) 50%, multiplied by (iii) the Initial Dividend Rate; and (II) on the Final Demand Date, that amount which is equal to (i) (e) the Floor minus (f) the aggregate amount of the Allowed Rejection Claims multiplied by (ii) 50%, multiplied by (iii) the Final Dividend Rate.

                        Section 2. Adjustments. If any Option Lease shall be assumed by Best and assigned to any Guarantor or any "affiliate" of any Guarantor, subject to and in accordance with Sections 5.2 and 5.3 of the Asset Purchase Agreement, then each of the Floor, the Ceiling and the Guaranty Fee shall be adjusted downward in accordance with the mechanism set forth in Exhibit A annexed hereto; provided, however, that if a Guarantor requests that any Option Lease be assigned to it for the purpose of subletting the premises covered by such Option Lease to a third party (other than an affiliate of any Guarantor) on an arms-length basis, there shall be no such adjustment. The term "affiliate", with respect to any Guarantor, means a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with any Guarantor. If pursuant to Sections 5.2 and 5.3 of the Asset Purchase Agreement, Buyer shall request that any Option Lease be assumed by Best and assigned to any Guarantor or any affiliate of any Guarantor and such Option Lease shall ultimately be assigned to a third party by reason of competitive bidding with respect to the assignment of such Option Lease, then each of the Floor, Ceiling and Guaranty Fee shall be adjusted downward in accordance with the mechanism set forth on Exhibit A hereto as though such Option Lease shall have been assigned to any Guarantor or any affiliate of any Guarantor. If the Bankruptcy Court does not enter an Extension Order providing (or additional orders which in their aggregate provide) that the time for Best to determine whether to assume or reject any Option Lease, as set forth in section 365(d)(4) of the Bankruptcy Code, shall be extended for a total period of at least three (3) months from the date of the closing of the Asset Purchase Agreement for such Option Lease, despite Best's best efforts to obtain the entry of such Extension Order (or orders), then each of the Floor, the Ceiling and the Guaranty Fee shall be adjusted in accordance with the mechanism set forth in Exhibit A for each such Option Lease for which such aggregate three (3) month extension period has not been obtained; provided, however, that the Guarantors may elect, by sending written notice of such election to Best's counsel, for the Floor, Ceiling and Guaranty Fee not to be adjusted in accordance with the mechanism set forth in Exhibit A with respect to any one or more of such Option Leases for which the Bankruptcy Court does not enter such Extension Order or orders. Any amounts to be paid by each of the Guarantors and Best to the other on account of the adjustments that may be made to the Guaranty Fee pursuant to the provisions of this Agreement shall be paid by Guarantors and Best as soon as practicable following the substantial consummation of the Plan of Reorganization.

                        Section 3.    Letter of Credit.   (a)  To secure the
Guaranteed Amount, the Guarantors shall deliver or cause to be delivered to Best a standby letter of credit in the initial face amount of Ten Million Dollars ($10,000,000) substantially in the form annexed hereto as Exhibit B (such letter of credit, together with any replacements therefor, the "Letter of Credit").

                                     (b)        The Letter of Credit shall
provide that it shall expire on the earliest to occur of (i) the drawing by Best of all amounts available thereunder, (ii) the termination of this Guaranty pursuant to Sections 1(b)(A)(ii) and/or 1(c) hereof, which termination shall be certified to the issuer of the Letter of Credit by Best (Best hereby agreeing to cause such certification to be delivered to such issuer to the extent Best reasonably determines that the Guaranty terminates pursuant to either of such sections) and (iii) the date which is one year from the date of its issuance (the "Expiration Date"). If not later than thirty (30) days prior to the initial or any subsequent Expiration Date, Best shall not have received (A) notice from the issuer thereof that the Letter of Credit has been renewed or (B) evidence that the existing Letter of Credit shall be replaced by a Letter of Credit (in the same amount as the amount currently available to be drawn under the existing Letter of Credit) from National City Bank of Columbus, Wells Fargo, Chase Manhattan Bank or another issuer reasonably satisfactory to Best, then Best shall be permitted to immediately draw the full amount available to be drawn under the Letter of Credit; provided, however, that Best shall deposit such amount in an escrow account (the "Escrow Account") established pursuant to an escrow agreement (the "Escrow Agreement") the terms of which shall be reasonably agreed upon by the Guarantors and Best (such terms to include, without limitation, the provision for the remitting to Guarantors of any escrowed amounts determined under this Guaranty to exceed the Guaranteed Amount) pending
(x) the entry by the Bankruptcy Court of final orders with respect to all timely filed allowed Rejection Claims, and (y) if and only if the amount of the Allowed Rejection Claims exceeds the Floor, the establishment of the Final Dividend Rate.

                                     (c)        Subject to the terms and
conditions of this Guaranty including, without limitation, Section 1(b) hereof, Best may draw upon the Letter of Credit for the Guaranteed Amount (or such lesser amount as shall be available for draw thereunder) after a written demand for payment has been made upon Guarantors in accordance with the terms of
Section 1(b) above and such payment has not be made within five (5) business days of the receipt of demand therefor.

                                     (d)        The Letter of Credit shall also
provide that (i) in no event may Best draw thereunder an amount in excess of the Guaranteed Amount and (ii) upon a conclusive but reasonable determination by Best and the Guarantors in accordance with Section 1(b)(A)(ii) hereof that the Guaranteed Amount shall in all events be less than $10,000,000, the Letter of Credit shall be reduced such that the face amount thereof shall not be greater than the Guaranteed Amount as so determined by Best and the Guarantors, less any draws made thereunder, upon receipt by the issuer thereof of a certificate from Guarantors and Best (a "Reduction Certificate") (Best hereby agreeing to execute and deliver such Reduction Certificate together with the Guarantors in accordance with this clause, to the extent Best reasonably determines that the Letter of Credit should be so reduced) certifying the new Guaranteed Amount.

                        Section 4. Representations and Warranties. Each Guarantor, jointly and severally, makes the following representations and warranties to Best, each and all of which shall survive the execution and delivery of this Guaranty, that as of the date hereof:

                                     (a)        Each Guarantor (i) is a
corporation, limited partnership or limited liability company, as the case may be, duly and validly existing and in good standing under the laws of the state of its organization or formation, as the case may be; (ii) has the requisite corporate or partnership power, as the case may be, and authority and the legal right to execute, and perform its obligations under, this Guaranty; (iii) is in compliance with its articles or certificate of incorporation, limited partnership or formation, as the case may be, and by-laws, limited partnership agreement or operating agreement, as the case may be; and (iv) is in compliance with all applicable provisions of law where the failure to comply would have a materially adverse effect on such Guarantor's ability to pay the Guaranteed Amount in accordance with the terms hereof.

                                     (b)  The execution, delivery and
performance of this Guaranty and all instruments and documents to be delivered by each Guarantor hereunder are within such Guarantor's corporate or partnership powers, as the case may be, have been duly authorized by all necessary or proper corporate or partnership action, as the case may be, including the consent of stockholders, limited partners or members, as the case may be, where required, are not in contravention of any provision of such Guarantor's articles or certificate of incorporation, limited partnership or formation, as the case may be, or by-laws, limited partnership agreement or operating agreement, as the case may be, will not violate any law or regulation where such violation would have a materially adverse effect on such Guarantor's ability to pay the Guaranteed Amount in accordance with the terms hereof, or any order or decree of any court or governmental instrumentality, will not conflict in any material respect with, or constitute a default in any material respect under, any material indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Guarantor is a party or by which any Guarantor or such of its property is bound, and the same do not require the consent or approval of any governmental body, agency, authority or any other person except those already obtained. This Guaranty has been duly executed and delivered on behalf of such Guarantor, and constitutes a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by the application of general equity principles.

                        Section 5. Waiver. The Guarantors hereby absolutely, unconditionally and irrevocably waive, to the fullest extent permitted by law, (a) promptness, diligence, notice of acceptance and any other notice with respect to this Guaranty, (b) presentment, demand of payment, protest, notice of dishonor or nonpayment and any other notice with respect to the Guaranteed Amount, (c) any other action, event or precondition to the enforcement of this Guaranty or the performance by the Guarantors of the obligations hereunder and (d) the benefits of all provisions of law which are in conflict with the terms of this Guaranty.

                        Section 6. Guaranty Absolute. (a) The Guarantors guarantee that, to the fullest extent permitted by law, the Guaranteed Amount will be paid or performed strictly in accordance with its terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of Best with respect thereto. Any claim, controversy or other action with respect to this Guaranty or the Letter of Credit shall be submitted to the Bankruptcy Court in accordance with Section 13 hereof, which shall retain jurisdiction with respect thereto and the 363 Order shall so provide.

                                     (b) This Guaranty is one of payment and
performance, not collection and a separate action or actions may be brought and prosecuted against the Guarantors to enforce this Guaranty.

                                     (c) The liability of the Guarantors under
this Guaranty shall be absolute and unconditional irrespective of:

                                         (i)  any exercise or failure to
            exercise any rights against the Guarantors including the failure to enforce this Guaranty, the Asset Purchase Agreement or the Letter of Credit, or the waiver or consent by Best with respect any provision hereof or thereof;

                                         (ii)  any settlement or compromise of
            any obligation of any Guarantor to Best, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and any subordination of the payment of all or any part thereof to the payment of any obligation (whether due or not) of any Guarantor to creditors of any Guarantor;

                                         (iii)  any change, restructuring or
            termination of the existence of any Guarantor;

                                         (iv)       the validity, enforceability
            or any future amendment of, or change in, this Guaranty, the Asset Purchase Agreement or the Letter of Credit or any other agreement, instrument or document to which Best or any Guarantor is or may become party in connection therewith or herewith; or

                                         (v)        any other action or
            circumstance which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.

                                     (d)  This Guaranty shall continue to be
effective or be reinstated, as the case may be, if claim is ever made upon Best for repayment or recovery of any amount or amounts received by Best in payment or on account of the Guaranteed Amount and Best repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Best, or any settlement or compromise of any such claim effected by Best with any such claimant, then and in such event the Guarantors agree that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantors, notwithstanding any revocation hereof or the cancellation of any instrument evidencing any Guaranteed Amount, and the Guarantor shall be and remain liable to Best hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by Best.

                        Section 7. Continuing Guaranty. This Guaranty is a continuing one and shall (a) remain in full force and effect until the earlier to occur of (i) indefeasible payment and satisfaction in full of the Guaranteed Amount by Best or the Guarantors, as the case may be, and (ii) the determination by Best or the Guarantors in accordance with Section 1(b)(A)(ii) and/or 1(c) above that the aggregate amount of all Allowed Rejection Claims is less than the Floor, which determination shall be evidenced by a certificate executed by Best and each of the Guarantors certifying thereto, (b) be binding upon the Guarantors, their respective successors and assigns, and (c) inure to the benefit of, and be enforceable by, Best and its successors and assigns. All obligations to which this Guaranty applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.

                        Section 8. Terms. (a) The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation".

                                     (b)  All references herein to Sections and
subsections shall be deemed to be references to Sections and subsections of this Guaranty unless the context shall otherwise require.

                        Section 9. Amendments and Modification. No provision hereof shall be modified, altered or limited except by written instrument expressly referring to this Guaranty and to such provision, and executed by the party to be charged.

                        Section 10. Rights and Remedies Not Waived. No act, omission or delay by Best shall constitute a waiver of its rights and remedies hereunder or otherwise. No single or partial waiver by Best of any default hereunder or right or remedy which it may have shall operate as a waiver of any other default, right or remedy or of the same default, right or remedy on a future occasion.

                        Section 11. Admissibility of Guaranty. The Guarantors agree that any copy of this Guaranty signed by the Guarantors and transmitted by telecopier for delivery to Best shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence.

                        Section 12. Notices. Any notice, request, demand, waiver, consent approval, or other communication which is required or permitted to be given to any party hereunder shall be in writing and shall be deemed given only if delivered to the party personally or sent to the party by telecopy (with hard copy to follow promptly by mail) or sent, postage prepaid, by U.S. Post Office express mail, or by recognized overnight air courier service and shall be deemed given when so delivered personally, or telecopied or if mailed or sent by overnight courier service, on the scheduled delivery date, to the parties at the following addresses:

                     If to Guarantors:

                                 Jubilee Limited Partnership III
                                 1800 Moler Road
                                 Columbus, Ohio  43207
                                 Telecopier No.: (614) 221-9200
                                 Attn:  Legal Department

                                 Bernstein Financial Group, LLC
                                 1010 Northern Boulevard
                                 Suite 330
                                 Great Neck, New York  10021
                                 Telecopier No.: (516) 829-2404
                                 Attn:  David Bernstein

                                 Alco Group, Inc.
                                 745 Fifth Avenue
                                 New York, NY 10151
                                 Telecopier No.: (212) 371-2768
                                 Attn:  Mr. Alan Cohen

                                 The Nassi Group, LLC
                                 23622 Calabasas Road
                                 Suite 333
                                 Calabasas, CA 91302
                                 Telecopier No.: (818) 591-8437
                                 Attn: Mr. Albert Nassi

                     with a copy to:

                                 Battle Fowler LLP
                                 75 East 55th Street
                                 New York, New York  10022
                                 Telecopier No.: (212) 856-7807
                                 Attn:  Lawrence Mittman, Esq.
                                 Madlyn Gleich Primoff, Esq.

                     and a copy to:

                                 Irell & Manella LLP
                                 333 South Hope Street
                                 Suite 3300
                                 Los Angeles, CA  90071
                                 Telecopier No.: (213) 229-0515
                                 Attn:  J. Christopher Kennedy, Esq.

                     and a copy to:

                                 Stroock & Stroock & Lavan
                                 7 Hanover Square
                                 New York, NY  10004
                                 Telecopier No.: (212) 806-6006
                                 Attn:  Lewis Kruger, Esq.

                     If to Best:

                                 Best Products Co., Inc.
                                 1400 Best Plaza
                                 Richmond, Virginia  23227
                                 Telecopier No.: (804) 261-6113
                                 Attn:  Mr. Daniel H. Levy

                     with a copy to:

                                 Weil, Gotshal & Manges LLP
                                 767 Fifth Avenue
                                 New York, New York  10153
                                 Telecopier No.: (212) 310-8007
                                 Attn:  Harvey R. Miller, Esq.

or to such other address or person as any party may have specified in a notice duly given to the party as provided herein.

                        Section 13. Assignments. This Guaranty shall not be assigned or otherwise transferred without the prior written consent of all the parties hereto.

                        Section 14. Counterparts. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original and all of which shall together constitute one and the same agreement.

                        Section 15. Jurisdiction; Trial by Jury; Entire Agreement, etc. (a) The Bankruptcy Court shall be the court to which Best and each Guarantor shall submit all claims or controversies in connection with this Guaranty and the Letter of Credit for adjudication. It shall be a condition to the effectiveness of this Guaranty that the Approval Order (as defined in the Asset Purchase Agreement) shall provide that the Bankruptcy Court shall retain jurisdiction with respect to this Guaranty, as contemplated by this Section 15.

                                                 (b)  Except as prohibited by
law, each party hereto waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Guaranty.

                                                 (c)   This Guaranty constitutes
the entire contract among the parties hereto relative to the subject matter hereof. Any previous agreement among the parties hereto with respect to the subject matter hereof is superseded by this Guaranty. Except as expressly provided herein, nothing in this Guaranty, expressed or implied, is intended to confer upon any party, other than the parties hereto, any rights, remedies, obligations or liabilities under or by reason of this Guaranty. All parties hereto acknowledge they have been represented by counsel in the preparation of this Guaranty and that this Guaranty has been jointly drafted by the parties hereto, and there shall be no presumption that this Guaranty is to be construed against any party or parties based upon a presumption that such party drafted same.

                        Section 16. GOVERNING LAW. THIS GUARANTY AND THE GUARANTEED AMOUNT SHALL BE GOVERNED IN ALL RESPECTS BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

                        Section 17. Captions; Separability. (a) The captions of the Sections and subsections of this Guaranty have been inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

                                     (b)  If any term of this Guaranty shall be
held to be invalid, illegal or unenforceable, the validity of all other terms hereof shall in no way be affected thereby.

                        Section 18. Acknowledgment of Receipt. The Guarantors acknowledge receipt of a copy of this Guaranty.

                        IN WITNESS WHEREOF, the Guarantors have duly executed and delivered or caused this Guaranty to be duly executed and delivered in the State of New York as of the date first above set forth.

                                           JUBILEE LIMITED PARTNERSHIP III


                                           By: __________________________
                                                       Name:
                                                       Title:


                                           By: __________________________


                                           THE NASSI GROUP, LLC



                                           By: ___________________________
                                                Name:
                                                Title:

                                            BERNSTEIN FINANCIAL GROUP, LLC



                                           By: ___________________________
                                                Name:
                                                Title:

                                            ALCO CAPITAL GROUP, INC.



                                           By: ___________________________
                                                Name:
                                                Title:

             Accepted and Acknowledged by:

                         BEST PRODUCTS CO., INC.


                         By: _____________________________
                             Name:
                             Title: